SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
Radio One, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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     ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Radio One, Inc.
5900 Princess Garden Parkway, 7th Floor
Lanham, MD 20706
301-306-1111

April 26, 2012

Dear Fellow Stockholder:

       You are cordially invited to attend the 2012 annual meeting of stockholders of Radio One, Inc. (“Radio One”), to be held on Tuesday, June 5, 2012 at 9:30 a.m. Eastern Time, at The DoubleTree by Hilton Hotel at 8727 Colesville Road, Silver Spring, MD 20910.

At this meeting, the Class A and Class B shareholders will be asked to vote on several proposals, all of which are described in detail in the attached proxy statement. Also made available are Radio One’s Annual Report on Form 10-K for the year ended December 31, 2011 and, if you are a holder of Class A or Class B common stock, a proxy card.

Whether or not you plan to attend the annual meeting in person, if you are a Class A or Class B shareholder, it is important that your shares be represented and voted at the meeting.  Thus, we are offering you three voting methods apart from in person attendance: (i) by proxy; (ii) by internet voting; and (iii) by phone voting.

If you choose to vote by proxy, after reading the attached proxy statement, please complete, sign, date and promptly return the proxy card in the enclosed self-addressed envelope.  No postage is required if it is mailed in the United States.  Submitting the proxy will not preclude you from voting in person at the annual meeting should you later decide to do so.  Your cooperation in promptly returning your completed proxy is greatly appreciated.

In addition to voting by proxy, you may  use  the  Internet  to  transmit  your  voting  instructions  and  for  electronic delivery of information up until 11:59 p.m. Eastern Time June 4, 2012.  Online voting is available at www.proxyvote.com.  Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

Similarly, you may vote by phone by dialing 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time June 4, 2012.  Have your proxy card in hand when you call and then follow the instructions.

We look forward to seeing you at the annual meeting.

Sincerely,

Alfred C. Liggins, III
Chief Executive Officer

Radio One, Inc.
5900 Princess Garden Parkway, 7th Floor
Lanham, MD 20706
301-306-1111
_______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2012
_______________

NOTICE IS HEREBY GIVEN that the 2012 annual meeting of stockholders of Radio One, Inc., a Delaware corporation (“Radio One”), will be held on Tuesday, June 5, 2012 at 9:30 a.m. Eastern Time, at The DoubleTree by Hilton Hotel at 8727 Colesville Road, Silver Spring, MD 20910, to consider and act upon the following matters:

(1)              The election of Terry L. Jones and Brian W. McNeill as Class A directors to serve until the 2013 annual meeting of stockholders or until their successors are duly elected and qualified.

(2)              The election of Catherine L. Hughes, Alfred C. Liggins, III, D. Geoffrey Armstrong, Ronald E. Blaylock and Dennis A. Miller as directors to serve until the 2013 annual meeting of stockholders or until their successors are duly elected and qualified.

(3)               The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for Radio One for the year ending December 31, 2012.

(4)             To approve the 2011 compensation awarded to named executive officers, including potential bonus compensation although none was paid to the named executive officers for the fiscal year ended December 31, 2011.

(5)             To determine the frequency of future stockholder advisory votes regarding compensation awarded to named executive officers.

(6)             The transaction of such other business as may properly come before the 2012 annual meeting or any adjournment thereof.

At this time, the board of directors is not aware of any other business that will be presented for consideration at the 2012 annual meeting.

The Board of Directors Unanimously Recommends that the Stockholders Vote “For” each of Proposals 1, 2, 3, 4, and 5 to be presented at the Annual Meeting.

Only Class A and Class B stockholders of record at the close of business on April 12, 2012 will be entitled to vote at the 2012 annual meeting or any adjournment thereof.  A list of stockholders entitled to vote at the 2012 annual meeting will be available for inspection by any stockholder, for any reason germane to the meeting, during ordinary business hours during the ten days prior to the meeting at Radio One’s offices at 5900 Princess Garden Parkway, 7th Floor, Lanham, MD 20706 if inquiring before May 21, 2012 and our office at 1010 Wayne Avenue, Silver Spring, MD 20910, if inquiring after May 21, 2012.  If you wish to view the list of stockholders, please contact Linda J. Vilardo, Radio One’s Assistant Secretary, at (301) 306-1111.

      We hope that you will be able to attend the 2012 annual meeting in person.  However, whether or not you plan to attend, if you are a holder of Class A or Class B common stock, please vote by completing, dating, signing, and returning the enclosed proxy card promptly to ensure that your shares are represented at the meeting. If you do attend the meeting, you may revoke your proxy if you wish to vote in person.  The return of the enclosed proxy card will not affect your right to revoke your proxy or to vote in person if you do attend the meeting.  As noted above, you may also vote by internet or by phone by following the instructions on your proxy card.

By Order of the Board of Directors,

Linda J. Vilardo
Assistant Secretary

Dated: April 26, 2012

Radio One, Inc.
5900 Princess Garden Parkway, 7th Floor
Lanham, MD 20706
_______________

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2012
_______________

QUESTIONS AND ANSWERS ABOUT THIS ANNUAL MEETING

In this proxy statement, Radio One, Inc. is referred to as “we,” “us,” “our,” “Radio One” or “the Company.”

Q:  Why did I receive this proxy statement?

You received this proxy statement because our board of directors is soliciting your proxy to vote at our annual meeting of stockholders (including any adjournment or postponement of the annual meeting). The annual meeting will be held on Tuesday, June 5, 2012 at 9:30 a.m. Eastern Time, at The DoubleTree by Hilton Hotel at 8727 Colesville Road, Silver Spring, MD 20910.  This proxy statement and a copy of our Annual Report on Form 10-K for the year ended December 31, 2011 are first being mailed or otherwise made available on or about April 26, 2012 to stockholders of record at the close of business on April 12, 2012.

Q:  What am I voting on?

You are being asked to consider and vote on the following:

(1) The election of Terry L. Jones and Brian W. McNeill as Class A directors to serve until the 2013 annual meeting of stockholders or until their successors are duly elected and qualified (Proposal 1);

(2) The election of Catherine L. Hughes, Alfred C. Liggins, III, D. Geoffrey Armstrong, Ronald E. Blaylock and Dennis A. Miller as directors to serve until the 2013 annual meeting of stockholders or until their successors are duly elected and qualified (Proposal 2);

(3) The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for Radio One for the year ending December 31, 2012 (Proposal 3);

(4) The approval of the 2011 compensation awarded to named executive officers, including potential bonus compensation although none was paid to the named executive officers for the fiscal year ended December 31, 2011 (Proposal 4); and

(5) The frequency of future stockholder advisory votes regarding compensation awarded to named executive officers (Proposal 5).

No matters other than those referred to above are presently scheduled to be considered at the meeting.

Q:  Is the Company having a “Say-on-Pay” vote and/or a vote  to determine whether the “Say-on-Pay” vote takes place every one, two, or three years?

Yes, the Company is having a “Say-on-Pay” vote to approve the 2011 compensation awarded to named executive officers. While this vote is advisory, and not binding on our Company, it will provide information to our Company and compensation committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Committee will be able to consider when determining executive compensation for the remainder of this fiscal year and beyond. In addition, the Company is having a vote to determine the frequency of future stockholder advisory votes regarding compensation awarded to named executive officers. Because this vote is also advisory, it will not be binding upon our board of directors. However, the compensation committee will consider the outcome of the stockholder vote, along with other relevant factors, in recommending a voting frequency to our board of directors.

Q:  Who is entitled to vote?

Holders of Class A and Class B common stock at the close of business on April 12, 2012, the record date, will be entitled to vote at the meeting.  As of April 12, 2012, there were 2,731,860 shares of Class A common stock and 2,861,843 shares of Class B common stock issued, outstanding and eligible to vote.  Each share of Class A common stock is entitled to one non-cumulative vote and each share of Class B common stock is entitled to ten non-cumulative votes.

Q:  How do I vote?

You may attend the meeting and vote in person or you can vote by proxy, Internet or phone.  To vote by proxy, sign and date each proxy card you receive and return it to us by mail in the postage-paid envelope provided.  The instructions for voting are contained on the enclosed proxy card.  The individuals named on the card are your proxies.  They will vote your shares as you indicate. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted as follows:

•      Proxies received from the holders of Class A common stock will be voted FOR:

                      All of the nominees for Class A director (for which holders of Class B common stock are not eligible to vote).

•      Proxies received from holders of Class A common stock and Class B common stock will be voted FOR:

(i)    All of the other nominees for director;

(ii)   Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for Radio One for the year ending December 31, 2012;

(iii) Approval of the 2011 compensation awarded to named executive officers including potential bonus compensation although none was paid to the named executive officers for the fiscal year ended December 31, 2011;

(iv)   The frequency of future stockholder advisory votes regarding compensation awarded to named executive officers; and

(v)  At the discretion of the proxies, on any other matter that may be properly brought before the meeting.

In addition to voting by proxy, you may  use  the  Internet  to  transmit  your  voting  instructions  and  for  electronic delivery of information up until 11:59 p.m. Eastern Time June 4, 2012.  Online voting is available at www.proxyvote.com.  Please have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Similarly, you may vote by phone by dialing 1-800-690-6903.  You may use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time June 4, 2012.  Please have your proxy card in hand when you call and then follow the instructions.

Votes may be cast in favor of or in opposition to each proposal or, in the case of the election of directors, votes may be cast in favor of the election of each nominee or withheld.  Other than in the election of directors, abstentions may be specified on each proposal. Abstentions, instructions to withhold voting authority and broker non-votes are not deemed to be votes cast and, accordingly, will have no effect on the outcome of the voting.

Q:  How do I change my proxy?

You may change or revoke your proxy at any time before the meeting by either notifying our Assistant Secretary or returning a later-dated proxy.  You may also revoke your proxy by voting in person at the annual meeting.  The address of our Assistant Secretary is 5900 Princess Garden Parkway, 7th Floor, Lanham, MD 20706, Attention: Linda J. Vilardo, Assistant Secretary, if inquiring before May 21, 2012 and 1010 Wayne Avenue, Silver Spring, MD 20910, Attention: Linda J. Vilardo, Assistant Secretary, if inquiring after May 21, 2012.  If your shares are held in the name of a broker, bank or other record holder (i.e., in “street name”), you must either direct the record holder of your shares how to vote your shares or obtain a proxy from the record holder to vote at the meeting.

Q:  What does it mean if I obtain more than one proxy card?

If you receive more than one proxy card it means you hold shares registered in more than one account.  Sign and return all proxy cards to ensure that all of your shares are voted.

Q:  What are the voting rights of the Class A common stock and the Class B common stock?

On each matter submitted to a vote of our shareholders, each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes.  Members of our board of directors are elected by a plurality of votes cast.  This means that the nominees that receive the most votes cast will be elected to the board, even if they do not receive a majority of votes cast. At the close of business on April 12, 2012, there were 2,731,860 outstanding shares of our Class A common stock and 2,861,843 outstanding shares of our Class B common stock.  Accordingly, a total of 31,350,290 votes may be cast at the meeting.  Class C and Class D common stock are not entitled to vote on any proposal presented at the meeting.

Q:  What constitutes a quorum?

A quorum exists when the holders of a majority of the outstanding shares of Radio One voting common stock are present at the meeting in person or by proxy.  A quorum is necessary to take action at the meeting.  Abstentions and instructions to withhold voting authority, but not broker non-votes, are counted as present for purposes of determining whether there is a quorum.  A broker non-vote occurs when a nominee who holds shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner.  In the event that a quorum is not obtained at the meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies.

If a quorum is not present, the shareholders present in person or by proxy may adjourn the meeting to another time or place.  Unless the adjournment is for more than 30 days or a new record date is set for the adjourned meeting, no further notice of the adjourned meeting need be given.  At the adjourned meeting, we may transact any business which might have been transacted at the original meeting.

Q:  How many votes are needed for approval of each proposal?

If a quorum is present at the meeting:

•      the affirmative vote of a plurality of the votes cast by all eligible holders of Class A common stock will be necessary for the election of Terry L. Jones and Brian W. McNeill as Class A directors;

•      the affirmative vote of a plurality of the votes cast by all eligible holders of Class A common stock and Class B common stock will be necessary for the election of the remaining director nominees;

•      the affirmative vote of a majority of the votes cast by all eligible holders of Class A common stock and Class B common stock will be necessary for the ratification of the appointment of the independent registered public accounting firm;

•      the affirmative vote of a majority of the votes cast by all eligible holders of Class A common stock and Class B common stock will be necessary for the approval of the 2011 compensation awarded to named executive officers including potential bonus compensation although none was paid to the named executive officers for the fiscal year ended December 31, 2011; and

•      the highest number of votes cast by all eligible holders of Class A common stock and Class B common stock will be necessary for the determination of the frequency of future stockholder advisory votes regarding compensation awarded to named executive officers.

Q:  How do our officers and directors intend to vote?

We have been advised by various members of management and the board of directors who, in the aggregate, hold or otherwise have voting power with respect to 662,900 shares of Class A common stock and 2,861,843 shares of Class B common stock (together representing approximately 93% of the votes possible) that they intend to vote such shares in favor of each of the proposals to be presented for consideration and approval at the meeting.  With respect to the determination of the frequency of future stockholder advisory votes regarding compensation awarded to named executive officers,  members of management and the board of directors  recommends that such advisory vote be taken every “3 YEARS.”

Q:  Who can attend the Annual Meeting?

All shareholders as of April 12, 2012 can attend.

Q:  Who will pay the cost of this proxy solicitation?

We will pay all expenses incurred in connection with this proxy solicitation.  We will solicit proxies by mail, and the directors, officers and employees of Radio One may also solicit proxies by telephone, facsimile, telegram or in person.  Those persons will receive no additional compensation for these services but will be reimbursed for reasonable out-of-pocket expenses.

Q:  Who will count the votes?

Votes cast by proxy or in person at the meeting will be tabulated by the inspectors of election appointed for the meeting.

PROPOSAL 1 — ELECTION OF CLASS A DIRECTORS
(CLASS A COMMON STOCK ONLY)

Two Class A directors will be elected at the 2012 annual meeting to serve until the 2013 annual meeting.  The two nominees are Terry L. Jones and Brian W. McNeill.  Each of them is an incumbent director.  These nominees have consented to serve if elected, but should any nominee be unavailable to serve, your proxy will vote for the substitute nominee recommended by the board of directors. To be elected, each nominee must receive the affirmative vote of a plurality of the votes cast by the holders of the Class A common stock.  There is no cumulative voting for the board of directors.  Following is certain biographical information about the nominees for Class A director.

The Board Unanimously Recommends that You Vote “For” each of the Persons
Nominated for Class A Director in Proposal 1.

Terry L. Jones Director since 1995 Age: 65
Mr. Jones is the Managing Member of the General Partner of Syndicated Communications Venture Partners V, L.P. and the Managing Member of Syncom Venture Management Co., LLC (“Syncom”). Prior to joining Syncom in 1978, he was co-founding stockholder and Vice President of Kiambere Savings and Loan in Nairobi, and a Lecturer at the University of Nairobi. He also worked as a Senior Electrical Engineer for Westinghouse Aerospace and Litton Industries. He is a member of the board of directors for several other Syncom portfolio companies including Radio One, Inc. He formerly served on the Board of the Southern African Enterprise Development Fund, a presidential appointment, and is on the Board of Trustees of Spellman College. Mr. Jones received a B.S. degree in Electrical Engineering from Trinity College, an M.S. degree in Electrical Engineering from George Washington University and a Masters of Business Administration from Harvard University. During the last 5 years, Mr. Jones has sat on the boards of directors of TV One, Iridium Communications, Inc., a publicly held company (“Iridium”), PKS Communications, Inc., a publicly held company, Weather Decisions Technology, Inc., V-me, Inc., Syncom and Verified Identity Pass, Inc.  He currently serves on the board of directors of Iridium (2001 to present), Syncom and Cyber Digital, Inc., a publicly held company. Mr. Jones’ qualifications to serve as a director include his knowledge of Radio One, his many years of senior management experience at various public and private media enterprises, and his ability to provide insight into a number of areas including governance, executive compensation and corporate finance.

Brian W. McNeill Director since 1995 Age: 56
Mr. McNeill is a founder and Managing General Partner of Alta Communications.  He specializes in identifying and managing investments in the traditional sectors of the media industry, including radio and television broadcasting, outdoor advertising and other advertising-based or cash flow-based businesses.  Over the last 5 years, Mr. McNeill has served on the board of directors of some of the most significant companies in the radio and television industries including Una Vez Mas, Millennium Radio Group, LLC and NextMedia Investors LLC.  He joined Burr, Egan, Deleage & Co. as a general partner in 1986, where he focused on the media and communications industries. Previously, Mr. McNeill formed and managed the Broadcasting Lending Division at the Bank of Boston.  He received an MBA from the Amos Tuck School of Business Administration at Dartmouth College and graduated magna cum laude with a degree in economics from the College of the Holy Cross.  Mr. McNeill’s qualifications to serve as a director include his knowledge of Radio One, the media industry and the financial markets, and his ability to provide input into a number of areas including governance, executive compensation and corporate finance.  His service on the boards of directors of various other media companies also is beneficial to Radio One.

PROPOSAL 2 — ELECTION OF OTHER DIRECTORS

Five other directors will be elected by the holders of Class A common stock and Class B common stock voting together at the meeting, to serve until the 2013 annual meeting.  The five nominees are Catherine L. Hughes, Alfred C. Liggins, III, D. Geoffrey Armstrong, Ronald E. Blaylock and Dennis A. Miller.  Each of the nominees is an incumbent director.  Each of Mr. Armstrong, Mr. Blaylock and Mr. Miller also qualifies as an independent director as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules.  These nominees have consented to serve if elected, but should any nominee be unavailable to serve, your proxy will vote for the substitute nominee recommended by the board of directors.  To be elected, the five persons nominated for director must receive the affirmative vote of a plurality of the votes cast by all stockholders entitled to vote.  There is no cumulative voting for the board of directors.  The table below contains certain biographical information about the nominees.

The Board Unanimously Recommends that You Vote “For” each of the Persons Nominated in Proposal 2.

Catherine L. Hughes Chairperson of the Board and Secretary Director since 1980 Age: 65
Ms. Hughes has been Chairperson of the Board and Secretary of Radio One since 1980, and was Chief Executive Officer of Radio One from 1980 to 1997.  Since 1980, Ms. Hughes has worked in various capacities for Radio One including President, General Manager, General Sales Manager and talk show host.  She began her career in radio as General Sales Manager of WHUR-FM, the Howard University-owned, urban-contemporary radio station. Ms. Hughes is the mother of Mr. Liggins, Radio One’s Chief Executive Officer, Treasurer, President and a Director.  Over the last 5 years, Ms. Hughes has sat on the boards of directors of numerous organizations including Broadcast Music, Inc. and Piney Woods High School.  During that period, she has also sat on an advisory board for Wal-Mart Stores, Inc., a publicly held company.  Ms. Hughes’ qualifications to serve as a director include her being the founder of Radio One, her over 30 years of operational experience with the Company and her unique status within the African-American community.  Her service on other boards of directors and advisory boards is also beneficial to Radio One.

Alfred C. Liggins, III Chief Executive Officer, President and Treasurer Director since 1989 Age: 47
Mr. Liggins has been Chief Executive Officer (“CEO”) of Radio One since 1997 and President since 1989. Mr. Liggins joined Radio One in 1985 as an account manager at WOL-AM.  In 1987, he was promoted to General Sales Manager and promoted again in 1988 to General Manager overseeing Radio One’s Washington, DC operations.  After becoming President, Mr. Liggins engineered Radio One’s expansion into new markets.  Mr. Liggins is a graduate of the Wharton School of Business Executive MBA Program.  Mr. Liggins is the son of Ms. Hughes, Radio One’s Chairperson, Secretary and a Director.  Over the last 5 years, Mr. Liggins has sat on the boards of directors of numerous organizations including the Apollo Theater Foundation, Reach Media, The Boys & Girls Clubs of America, The Ibiquity Corporation, the National Association of Black Owned Broadcasters and the National Association of Broadcasters.  Mr. Liggins’ qualifications to serve as a director include his over 25 years of operational experience with the Company in various capacities and his nationally recognized expertise in the entertainment and media industries.

D. Geoffrey Armstrong Director since 2001 Age: 55
Mr. Armstrong is currently Chief Executive Officer of 310 Partners, a private investment firm.  From March 1999 through September 2000, Mr. Armstrong was the Chief Financial Officer of AMFM, Inc., which was publicly traded on the New York Stock Exchange until it was purchased by Clear Channel Communications in September 2000.  Prior to that, he was Chief Operating Officer and a director of Capstar Broadcasting Corporation, which merged with AMFM, Inc.  Mr. Armstrong was a founder of SFX Broadcasting, which went public in 1993, and subsequently served as Chief Financial Officer, Chief Operating Officer, and a director until the company was sold in 1998.  Since November 2003, Mr. Armstrong has also been a director of Nexstar Broadcasting Group, Inc., a publicly held company.  Mr. Armstrong’s qualifications to serve as a director include his many years of senior management experience at various public and private companies, including as a chief financial officer and chief operating officer, and his ability to provide insight into a number of areas including governance, executive compensation and corporate finance.

Ronald E. Blaylock Director since 2002 Age: 52
Mr. Blaylock has been the Founder and Managing Partner of GenNx360 Capital Partners, a private equity buy out firm, since 2006. Mr. Blaylock was the Founder, Chairman and Chief Executive Officer of Blaylock & Company, Inc., an investment banking firm, and held senior management positions with PaineWebber Group and Citicorp before launching Blaylock & Company, Inc. in 1993.  Mr. Blaylock is also currently a director of CarMax, Inc. (2007 to present) and W. R. Berkley Corporation (2001 to present). Mr. Blaylock’s founding and management of two financial services companies has provided him with valuable business, leadership and management experience. As a result, Mr. Blaylock brings substantial financial expertise to the board. In addition, Mr. Blaylock’s experience on the boards of directors of other public companies enables him to bring other perspectives and experience to the board.

Dennis A. Miller Director since 2011 Age: 54
Mr. Miller currently serves as a strategic advisor to Lions Gate Entertainment Corporation (“Lions Gate”).  Prior to working with Lions Gate, Mr. Miller served as a General Partner with Spark Capital, LLC, a venture fund with an investment focus on the conflux of the media, entertainment and technology industries.  Prior to joining Spark Capital in 2005, Mr. Miller was a Managing Director of Constellation Ventures, the venture investment arm of Bear Stearns.  His portfolio of investments has included TV One, College Sports Television (acquired by CBS), Widevine (acquired by Google), K12 (taken public in 2008) (NYSE:LRN), Next New Networks (acquired by Google) and The Gospel Channel. He also served on the Board of Directors of Capital IQ (acquired by McGraw-Hill).  From 1998 to 2000, Mr. Miller was Executive Vice President of Lions Gate. Prior to joining Lions Gate, he was an Executive Vice President with Sony Pictures Entertainment (“SPE”) where he was responsible for all television operations of SPE and actively involved with strategic planning and new media.   From 1990 to 1995, Mr. Miller was Executive Vice President of Turner Network Television. In 1993, he took on the additional responsibility for the Turner Entertainment Company.  Mr. Miller began his career as an attorney with Manatt, Phelps, Rothenberg and Phillips in Los Angeles. He holds a Juris Doctorate from Boalt Law School and a B.A. in political science from the University of California at San Diego.  Mr. Miller’s qualifications to serve as a director include his knowledge of TV One, his many years of senior management experience at various public and private media enterprises, and his knowledge of new media enterprises.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The board of directors is comprised of seven members, five of whom are neither officers nor employees of Radio One.  The board held 6 meetings during the calendar year ended December 31, 2011 and acted 3 times by unanimous written consent.  Each of the current seven directors attended more than 75% of the aggregate number of meetings of the board and committees thereof on which he or she served.  B. Doyle Mitchell, Jr., who resigned as a member of the board effective May 16, 2011, also attended at least 75% of the meetings and committee meetings prior to the effective date of his resignation.  It is the policy of the Company that all members of the board of directors attend annual meetings of the stockholders.  All of the directors attended the 2011 annual meeting of the stockholders of the Company.

      Controlled Company Exemption

We are a “controlled company” under rules governing the listing of our securities on the NASDAQ Stock Market because more than 50% of our voting power is held by Catherine L. Hughes, our Chairperson of the Board and Secretary, and Alfred C. Liggins, III, our CEO and President.  See “Security Ownership of Beneficial Owners and Management” below.  Therefore, we are not subject to NASDAQ Stock Market listing rules that would otherwise require us to have (i) a majority of independent directors on the board; (ii) a compensation committee composed solely of independent directors; (iii) a nominating committee composed solely of independent directors; (iv) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (v) director nominees selected, or recommended for the board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

      Board Leadership Structure

Ms. Hughes has been Chairperson of the board of directors since 1980.  Since the appointment of Mr. Liggins as CEO in 1997, the roles of Chairperson of the board and CEO have been separate.  We believe it is the CEO’s responsibility to run the Company and the Chairperson’s responsibility to run the board of directors.  By having Ms. Hughes serve as chairperson of the board, Mr. Liggins is better able to focus on running the day to day operations of the Company.  We believe this is particularly true in light of the current operating environment.  Further, bifurcating the roles enables non-management directors to raise issues and concerns for board consideration without immediately involving management. The chairman or lead director also serves as a liaison between the board and senior management and also provides further vision as to the strategic direction of the Company.  Finally, the board has a third leadership position in the Chairmen of our audit committee.  As discussed below, our audit committee is comprised of three independent directors.  The audit committee is responsible for oversight of the quality and integrity of the accounting, auditing and reporting practices of Radio One and for the Company’s risk management.  The Chair of the audit committee effectively serves as a “check” on both the Chairperson and the CEO by representing a strong outside presence with significant financial and business experience.

Communication with the Board

Our stockholders may communicate directly with the board of directors.  All communications should be in written form and directed to Radio One’s Assistant Secretary at the following address:

Prior to May 21, 2012
Assistant Secretary
Radio One, Inc.
5900 Princess Garden Parkway, 7th Floor
Lanham, MD 20706

After May 21, 2012
Assistant Secretary
Radio One, Inc.
1010 Wayne Avenue
Silver Spring, MD 20910

Communications should be enclosed in a sealed envelope that prominently indicates that it is intended for Radio One’s board of directors.  Each communication intended for Radio One’s board of directors and received by the Assistant Secretary that is related to the operation of Radio One and is relevant to the director’s service on the board shall be forwarded to the specified party following its clearance through normal review and appropriate security procedures.

Committees of the Board of Directors

The board has a standing audit committee, compensation committee and nominating committee.

Audit Committee

  The audit committee consists of D. Geoffrey Armstrong, Brian W. McNeill and Dennis A. Miller each of whom satisfy the requirements for audit committee membership under the listing standards of the NASDAQ Stock Market.  Mr. Armstrong serves as Chairman of the audit committee.  Each of the audit committee members is an “independent director”, as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules.  The board of directors has determined that both Mr. Armstrong and Mr. Miller qualify as “audit committee financial experts,” as defined by Item 401(h) of Regulation S-K of the Securities Act of 1933.  The board has adopted a written audit committee charter, which is available on our website at www.radio-one.com/about/audit_committee.asp.  The audit committee met seven times during the calendar year ended December 31, 2011.

  The audit committee is responsible for oversight of the quality and integrity of the accounting, auditing and reporting practices of Radio One, and as part of this responsibility the audit committee:

•      selects our independent registered public accounting firm;

•      reviews the services performed by our independent registered public accounting firm, including non-audit services, if any;

•      reviews the scope and results of the annual audit;

•      reviews the adequacy of the system of internal accounting controls and internal control over financial reporting;

•	reviews and discusses the financial statements and accounting policies with management and our independent registered public accounting firm;

•      reviews the performance and fees of our independent registered public accounting firm;

•      reviews the independence of our auditors;

•      reviews the audit committee charter; and

•      reviews related party transactions, if any.

The audit committee also oversees Radio One’s risk policies and processes relating to the financial statements and financial reporting processes, as well as key credit liquidity risks, market risks and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks.

Compensation Committee

Our compensation committee consists of Terry L. Jones, Brian W. McNeill and D. Geoffrey Armstrong.  The compensation committee held one formal meeting and acted once by written consent during the calendar year ended December 31, 2011.  The board has adopted a written compensation committee charter.  The functions of the compensation committee include:

•      reviewing and approving the salaries, bonuses and other compensation of our executive officers, including stock options or restricted stock grants;

•      establishing and reviewing policies regarding executive officer compensation and perquisites; and

•      performing such other duties as shall from time to time be delegated by the board.

Nominating Committee

Our nominating committee consists of Alfred C. Liggins, III, Catherine L. Hughes, Terry L. Jones and Brian W. McNeill.  The nominating committee is responsible for recommending the criteria for selection of board members and assisting the board in identifying candidates.  The nominating committee acted once by written consent during the calendar year ended December 31, 2011.  The nominating committee does not have a charter.

The nominating committee reviews the qualifications of all persons recommended by stockholders as nominees to the board of directors to determine whether the recommended nominees will make good candidates for consideration for membership on the board. The nominating committee has not established specific minimum qualifications for recommended nominees. However, as a matter of practice, the nominating committee evaluates recommended nominees for directors based on their integrity, judgment, independence, financial and business acumen, relevant experience, and their ability to act on behalf of all stockholders, as well as meet the needs of the board of directors, including the need to have diverse perspective. In the consideration of diversity of perspective, the nominating committee is most concerned with finding nominees that counter any perceived weaknesses in board composition. Such weaknesses may include weaknesses in perspective based upon race, sex, skill sets and industry insight particularly as the Company diversifies its business.   Following such evaluation, the nominating committee will make recommendations for director membership and review the recommendations with the board of directors, which will decide whether to invite the candidate to be a nominee for election to the board.  The nominating committee recommended to the board that the incumbent directors be nominated for re-election to the board at the 2010 annual meeting.

Code of Ethics

We have adopted a code of ethics that applies to all of our directors, officers and employees and meets the requirements of the rules of the SEC and the NASDAQ Stock Market.  The code of ethics is available on our website, www.radio-one.com, or can be obtained without charge by written request to Assistant Secretary, Radio One, Inc., 5900 Princess Garden Parkway, 7th Floor, Lanham, MD 20706, prior to May 21, 2012 and 1010 Wayne Avenue, Silver Spring, MD 20910 after May 21, 2012.  We do not anticipate making material amendments to or waivers from the provisions of the code of ethics.  If we make any material amendments to our code of ethics, or if our board of directors grants any waiver from a provision thereof to our executive officers or directors, we will disclose the nature of such amendment or waiver, the name of the person(s) to whom the waiver was granted and the date of the amendment or waiver in a current report on Form 8-K.

Stockholder Submissions

For a stockholder to submit a candidate for consideration to the nominating committee, a stockholder must notify Radio One’s Assistant Secretary.  To make a recommendation for director nomination in advance of the 2012 annual meeting of Radio One, a stockholder must have notified Radio One’s Assistant Secretary in writing no later than January 15, 2012, the date that was expected to be approximately 120 days prior to the mailing of the proxy statement for the 2012 annual meeting of stockholders.  Notices should have been sent to:

Assistant Secretary
Radio One, Inc.
5900 Princess Garden Parkway, 7th Floor
Lanham, MD 20706

All notices must include all information relating to the stockholder and the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for elections of directors under the proxy rules of the United States Securities Exchange Commission.

EXECUTIVE OFFICERS*

In the table below we set forth certain information on those persons currently serving as our executive officers.  Biographical information on Catherine L. Hughes, Chairperson of the Board and Secretary, and Alfred C. Liggins, III, Chief Executive Officer and President, is included above in “Proposal 2 — Election of Other Directors.”

Peter D. Thompson Executive Vice President and Chief Financial Officer Age: 47
Mr. Thompson has been Chief Financial Officer (“CFO”) of Radio One since February 2008.  Mr. Thompson joined the Company in October 2007, as the Company’s Executive Vice President of Business Development. Prior to his employment with the Company, Mr. Thompson worked on various business development projects for Radio One.  Prior to working with the Company, Mr. Thompson served as a public accountant and spent 13 years at Universal Music in the United Kingdom, including five years serving as CFO.

Linda J. Vilardo Vice President, Assistant Secretary and Chief Administrative Officer Age: 55
Ms. Vilardo has been Chief Administrative Officer (“CAO”) of Radio One since November 2004, Assistant Secretary since April 1999, Vice President since February 2001, and was General Counsel from January 1998 to January 2005.  Prior to joining Radio One, Ms. Vilardo was a partner in the Washington, DC office of Davis Wright Tremaine LLP, where she represented Radio One as outside counsel.  From 1992 to 1997, she was a shareholder of Roberts & Eckard, P.C., a firm that she co-founded. Ms. Vilardo is a graduate of Gettysburg College, the National Law Center at George Washington University and the University of Glasgow.

*   On March 19, 2012, the Company announced that Barry Mayo, President – Radio Division, had resigned as an officer of the Company to pursue other opportunities. The resignation was effective March 16, 2012.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The Company has four classes of common stock, Class A, Class B, Class C and Class D. Generally, except as summarized below, the shares of each class are identical in all respects and entitle the holders thereof to the same rights and privileges. However, with respect to voting rights, each share of Class A common stock entitles its holder to one vote and each share of Class B common stock entitles its holder to ten votes. The holders of Class C and Class D common stock are not entitled to vote on any matters. The holders of Class A common stock can convert such shares into shares of Class C or Class D common stock. Subject to certain limitations, the holders of Class B common stock can convert such shares into shares of Class A common stock. The holders of Class C common stock can convert such shares into shares of Class A common stock. The holders of Class D common stock have no such conversion rights.

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 12, 2012 by:

•	each person (or group of affiliated persons) known by us to be the beneficial owner of more than five percent of any class of common stock;

•	each of the current executive officers named in the Summary Compensation Table;

•	each of our directors and nominees for director; and

•	all of our directors and executive officers as a group.

In the case of persons other than our executive officers, directors and nominees, such information is based solely upon a review of the latest schedules 13D or 13G, as amended.  Each individual stockholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted.  Information with respect to the beneficial ownership of the shares has been provided by the stockholders.  The number of shares of stock includes all shares that may be acquired within 60 days of April 12, 2012.

	Common Stock
	Class A		Class B		Class C		Class D
	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Economic Interest	Voting Interest

Catherine L. Hughes (1)(2)(3)(4)(6)	1,000	*	851,536	29.8%	1,579,674	50.6%	5,036,498	12.2%	14.9%	27.2%
Alfred C. Liggins, III (1)(3)(4)(5)(6)	574,909	21.0%	2,010,307	70.2%	1,541,374	49.4%	10,588,340	25.6%	29.4%	66.0%
Barry A. Mayo (7)							163,000	*	*	0.00%
Linda J. Vilardo (8)	1,000	*					121,914	*	*	*
Terry L. Jones (9)	49,557	1.8%					702,210	1.7%	1.7%	*
Brian W. McNeill (10)	26,434	1.0%					890,203	2.1%	2.1%	*
D. Geoffrey Armstrong (11)	10,000	*					206,498	*	*	*
Ronald E. Blaylock (12)							78,768	*	*	0.00%
Dennis A. Miller (13)							6,685	*	*	0.00%
Peter D. Thompson (14)							196,556	*	*	0.00%
Blue Mountain Capital Management, LLC (15)							3,423,059	8.3%	7.8%	0.00%
Dimensional Fund Advisors, L.P. (16)							3,441,202	8.3%	7.8%	0.00%

All Directors and Named Executives as a group (10 persons)	662,900	24.3%	2,861,843	100.0%	3,121,048	100.0%	17,990,672	43.4%

*	Less than 1%.

(1)
Includes 31,211 shares of Class C common stock and 62,997 shares of Class D common stock held by Hughes-Liggins & Company, L.L.C., the members of which are the Catherine L. Hughes Revocable Trust, dated March 2, 1999, of which Ms. Hughes is the trustee and sole beneficiary (the “Hughes Revocable Trust”), and the Alfred C. Liggins, III Revocable Trust, dated March 2, 1999, of which Mr. Liggins is the trustee and sole beneficiary (the “Liggins Revocable Trust”).  The address of Ms. Hughes and Mr. Liggins is 5900 Princess Garden Parkway, 7th Floor, Lanham, MD 20706 before May 21, 2012 and 1010 Wayne Avenue, Silver Spring, MD 20910 after May 21, 2012.

(2)
The shares of Class B common stock, 247,366 shares of Class C common stock and 3,810,409 shares of Class D common stock are held by the Hughes Revocable Trust; 192,142 shares of Class C common stock and 286,875 shares of Class D common stock are held by the Catherine L. Hughes Charitable Lead Annuity Trust, dated March 2, 1999, of which Harold Malloy is trustee; 1,124,560 shares of Class C common stock are held by the Catherine L. Hughes Dynastic Trust, dated March 2, 1999, of which Ms. Hughes is the trustee and sole beneficiary.

(3)	The shares of Class A common stock and Class B common stock are subject to a voting agreement between Ms. Hughes and Mr. Liggins with respect to the election of Radio One’s directors.

(4)	As of April 12, 2012 the combined economic and voting interests of Ms. Hughes and Mr. Liggins were 44.2% and 93.1%, respectively.

(5)
The shares of Class B common stock, 605,313 shares of Class C common stock, and 5,611,565 shares of Class D common stock are held by the Liggins Revocable Trust. In addition, and 920,456 shares of Class C common stock are held by the Alfred C. Liggins, III Dynastic Trust dated March 2, 1999, of which Mr. Liggins is the trustee and sole beneficiary.

(6)
Ms. Hughes’ total includes 600,000 shares of Class D common stock obtainable upon the exercise of stock options. Mr. Liggins’ total includes 2,650,000 shares of Class D common stock obtainable upon the exercise of stock options.

(7)
Includes 50,000 shares of Class D common stock obtainable upon the exercise of stock options. On March 19, 2012, the Company announced that Barry Mayo, President – Radio Division, had resigned as an officer of the Company to pursue other opportunities. The resignation was effective March 16, 2012.

(8)	Includes 1,000 shares of Class A common stock.

(9)
Includes 68,768 shares of Class D common stock obtainable upon the exercise of stock options and 300 shares of Class A common stock and 600 shares of Class D common stock held by Mr. Jones as custodian for his daughter.

(10)	Includes 68,768 shares of Class D common stock obtainable upon the exercise of stock options.

(11)	Includes 68,768 shares of Class D common stock obtainable upon the exercise of stock options.

(12)	Includes 68,768 shares of Class D common stock obtainable upon the exercise of stock options.

(13)	Includes 6,684 shares of Class D common stock obtainable upon the exercise of stock options.

(14)	Includes 75,000 shares of Class D common stock obtainable upon the exercise of stock options.

(15)	The address of Blue Mountain Capital Management, LLC is 280 Park Avenue, 5th Floor East, New York, New York 10017. This information is based on a Schedule 13G filed on February 14, 2012.

(16)	The address of Dimensional Fund Advisors L.P. is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. This information is based on a Schedule 13G/A filed on February 14, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Radio One’s directors and executive officers and persons who beneficially own more than ten percent of our common stock to file with the Securities and Exchange Commission (“SEC”) reports showing ownership and changes in ownership of our common stock and other equity securities.  On the basis of reports and representations submitted by Radio One’s directors, executive officers, and greater than ten percent owners, we believe that all required Section 16(a) filings for the fiscal year ended December 31, 2011 were timely made.

COMPENSATION DISCUSSION AND ANALYSIS

The first part of the narrative below, entitled “Compensation Policies and Philosophy”, discusses in detail our compensation philosophy and practices.  The second part of the Compensation Discussion and Analysis, entitled “2011 Compensation Actions”, discusses compensation decisions and actions for our named executives that occurred during calendar year 2011. The Company’s compensation committee is appointed by the board of directors and has responsibility for establishing, implementing and monitoring adherence to the Company’s compensation philosophy. The compensation committee oversees the compensation of the Company’s executive officers and determines the compensation of the Chairperson and the CEO.  The compensation committee strives to ensure that the total compensation paid to the Company’s named executive officers is fair, reasonable and competitive and provides an appropriate mix of different compensation elements that find a balance between current versus long-term compensation and cash versus equity incentive compensation.

We are a “controlled company” under the NASDAQ listing rule as more than 50% of our voting power is held by Catherine L. Hughes, our Chairperson of the Board and Secretary, and Alfred C. Liggins, III, our CEO and President.  While we were therefore not subject to NASDAQ rules that would require us to have a compensation committee composed solely of independent directors, during the year ended December 31, 2011, all of the members of the compensation committee were independent directors.  Throughout this discussion, we refer to the individuals who served during calendar year 2011 as the Company’s Chairperson, CEO, Chief Financial Officer (“CFO”), Chief Administrative Officer (“CAO”) and President-Radio Division (“PRD”), as the Company’s “named executive officers.” On March 19, 2012, the Company announced that Barry Mayo, President – Radio Division, had resigned as an officer of the Company to pursue other opportunities. The resignation was effective March 16, 2012.

Compensation Policies and Philosophy

The overall objective of our compensation plan is to attract, motivate, retain and reward the top-quality management that we need in order to operate successfully and meet our strategic objectives, including our diversification into a broader multi-media company.  To achieve this, we aim to provide a compensation package that is competitive in the markets and industries in which we compete for talent, that provides rewards for achieving financial, operational and strategic performance goals and aligns executives’ financial interests with those of our shareholders.

We operate in the intensely competitive media industry, which is characterized by rapidly changing technology, evolving industry standards, frequent introduction of new media services, price and cost competition, limited advertising dollars, and extensive regulation.  We face many aggressive and well-financed competitors.  In this environment, our success depends on attracting and maintaining a leadership team with the integrity, skills, and dedication needed to manage a dynamic organization and the vision to anticipate and respond to future market developments.  We use our executive compensation program to help us achieve this objective. Part of the compensation package, principally the annual salary, benefits and perquisites, is designed to enable us to assemble and retain a group of executives who have the collective and individual experience and abilities necessary to run our business to meet these challenges.  Other parts, principally the annual bonus opportunity and the stock-based awards, are intended to focus these executives on achieving financial results that enhance the value of our stockholders’ investment.  At the same time, the compensation structure is flexible, so that we can meet the changing needs of our business over time and reward executive officers and managers based on the financial performance of operations under their control.

Our compensation packages also take into account the economic and general business conditions at the time in which compensation decisions are made.  While we may adjust and refine our compensation packages as operating conditions change, we believe it is important to maintain consistency in our compensation philosophy and approach.  We recognize that value-creating performance by an executive or group of executives does not always translate immediately into appreciation of our stock price, particularly in periods of industry transformation and/or general economic volatility.  Management and the compensation committee are aware of the impact that industry transformation and the general economic volatility has had on the Company’s stock price, but the compensation committee intends to continue to reward management performance based on its belief that over time strong operating performance, including performance in diversifying the Company’s multi-media platform will be reflected through stock price appreciation.   In the context of industry decline, the compensation committee also believes that performance as measured against the industry in general and relative to the markets in which we operate should be given consideration.  That said, we believe that it is appropriate for certain components of compensation to decline and/or for management to share in corporate-wide financial sacrifice in challenging operating environments and during periods of economic stress and reduced earnings.

Process

The compensation committee meets periodically throughout the year.  In addition, members of the compensation committee discuss compensation matters with our CEO and CFO and among themselves informally outside of meetings.  The CEO may make recommendations to the compensation committee concerning the amount and form of compensation to all named executive officers.  In establishing the compensation levels for Radio One’s Chairperson and CEO in connection with their 2008 employment agreements, the compensation committee itself engaged the services of Pearl Meyers & Partners, LLC (“Pearl Meyers”), a nationally recognized compensation consultant, and outside counsel to ensure compliance with its fiduciary duties. In connection with the Chairperson’s and CEO’s 2008 employment agreements, the compensation committee used its compensation consultant to provide advice in the development and evaluation of compensation and the compensation committee’s determinations of the Chairperson’s and CEO’s compensation awards. The outside consultant, however, is not consulted by the compensation committee on all executive compensation issues or all aspects of any particular issue, but is used as the compensation committee deems appropriate.

The compensation committee uses judgment and discretion rather than relying solely on formulaic results. The compensation committee considers a number of qualitative and quantitative factors, including the competitive market for executives, the level and types of compensation paid to executive officers in similar positions by comparable companies, performance in the context of the economic environment relative to other companies, vision and ability to create further growth, the ability to lead others and an evaluation of Radio One’s financial and operational performance.  We review the compensation paid to executives at other radio broadcasting companies as a reference point for determining the competitiveness of our executive compensation and to determine a competitive range of compensation observed in the marketplace.  Generally speaking, our peer group of radio broadcasting companies includes Citadel Broadcasting Corporation, Emmis Communications Corp., Entercom Communications Corp. and Saga Communications, Inc. The major compensation elements that may be examined in that analysis could include: base salary; actual total cash compensation (base salary plus annual bonus); and total direct compensation (base salary plus annual bonus plus the expected value of long-term incentives). In addition, given the diversity of our business, the compensation committee may review the compensation practices at companies with which it competes for talent, including television, cable, film, online, software and other publicly held businesses with a scope and complexity similar to ours.  However, the compensation committee does not attempt to benchmark or set each compensation element for its named executive officers within a particular range or percentile related to levels provided by industry peers.  Rather, the compensation committee uses market comparisons as one factor in making compensation decisions and to understand current compensation trends and practices in the marketplace. Other factors considered when making individual executive compensation decisions include individual contribution and performance, reporting structure, internal pay relationships, complexity and importance of roles and responsibilities, leadership and growth potential.

Principal Components of Executive Compensation

We seek to achieve our compensation philosophy through three key compensation elements:

•	base salary;

•	a performance-based annual bonus (that constitutes the short-term incentive element of our program), which may be paid in cash, restricted stock shares or a combination of these; and

•
grants of long-term, equity-based compensation (that constitute the long-term incentive element of our program), such as stock options and/or restricted stock shares, which may be subject to time-based and/or performance-based vesting requirements.

The compensation committee believes that this three-part approach is consistent with programs adopted by similarly situated companies, allows us to stay competitive in our industry and best serves the interests of our stockholders by linking significant components of executive compensation to company performance.  The approach enables us to meet the requirements of the competitive environment in which we operate, while ensuring that named executive officers are compensated in a manner that advances both the short and long-term interests of our stockholders.  Under this approach, compensation for our named executive officers involves a high proportion of pay that is “at risk”, namely, the annual bonus and the value of stock options and restricted stock units.  Stock options and/or restricted stock units relate a significant portion of each named executive officer’s long-term remuneration directly to the stock price appreciation realized by our stockholders.

Base salary.  Our objective with respect to base salary is to pay our executives compensation that is competitive in the marketplace and reflects the level of responsibility and performance of the executive, the executive’s experience and tenure, the scope and complexity of the position, the compensation of the executive compared to the compensation of our other key salaried employees, the compensation paid for comparable positions by other media companies, and the performance of our Company.

Non-Equity Incentive Plan Compensation. Our executives are eligible to receive an annual bonus intended to provide financial incentives for performance and to align the goals and performance of the executive to our overall objectives.  The compensation committee has significant flexibility in awarding bonuses.  The compensation committee may consider, among other things, year-to-year revenue growth compared to that of the radio industry in general or the markets in which we operate, operating performance across our multi-media platform, including Interactive One and TV One, versus our business plan, acquisitions and divestitures, employee retention, sales and operating initiatives, and stock price performance compared to the industry peer group.  Bonus recommendations for named executive officers other than the CEO are proposed by the CEO, reviewed, revised when appropriate, and approved by the compensation committee.  The compensation committee establishes the bonus level for the CEO.

Long-term Incentives.  We believe that equity ownership by Company executives provides incentive to build stockholder value, aligns the interests of the executives with the interests of stockholders and serves as motivation for long-term performance.  The Company’s equity incentive compensation program is designed to recognize scope of responsibilities, reward demonstrated performance and leadership, aligns the interests of the named executive with those of our shareholders and retain key employees. We believe that providing grants of stock options and/or restricted stock shares effectively focuses the named executives on delivering long-term value to our shareholders because options only have value to the extent the price of our stock on the date of exercise exceeds the stock price on the grant date, and shares of restricted stock reward and retain the named executive officer by offering them the opportunity to receive shares of stock on the date the restrictions lapse so long as they continue to be employed by the Company.   Until May 5, 2009, stock awards were made pursuant to the Radio One Amended and Restated 1999 Stock Option and Restricted Stock Grant Plan, which was approved by our stockholders (as amended, the “1999 Stock Plan”).  The 1999 Stock Plan expired by its terms on May 5, 2009.  At our 2009 annual stockholders meeting held December 16, 2009, our stockholders adopted the Radio One 2009 Stock Option and Restricted Stock Grant Plan (the “2009 Stock Plan”).

Under the 2009 Stock Plan, the compensation committee can award stock options or grant restricted stock to any executive officer or other eligible participants under the plan, on its own initiative or at the recommendation of management.   The compensation committee determines the number of incentive awards granted to our named executive officers on an individual, discretionary basis.  The level of long-term incentive compensation generally is determined with consideration given to total compensation provided to named executive officers, publicly available market data on total compensation packages, the value of long-term incentive grants at peer companies, total stockholder return, stockholder dilution and input from the CEO.   In accordance with our Stock Plan Administration Procedures, as approved by the compensation committee, the grant date and pricing date for awards approved by the compensation committee to named executive officers (other than a company wide grant) is the next monthly grant date immediately following the meeting of the compensation committee at which the awards were approved.  Under our Stock Plan Administration Procedures, monthly grant dates are generally defined as the fifth day of each month, or the next NASDAQ trading day in the event the fifth day is not a business day.  For example, if the compensation committee approved an award at any time between January 5, 2012 and February 4, 2012, the applicable monthly grant date would have been February 5, 2012, and, thus, the grant date and pricing date would have been February 5, 2012.  If the compensation committee approved an award at any time between February 5, 2012 and March 4, 2012, the applicable monthly grant date would have been March 5, 2012, and, thus, the grant date and pricing date would have been March 5, 2012.  However, it is also our practice in granting options or stock awards to wait for the release of any material non-public information and settlement of that information in the marketplace.  Thus, for example, if the compensation committee approved an award at any time between January 5, 2012 and February 4, 2012, and, it was determined that material non-public information existed, the grant date for the awards would have been delayed until March 5, 2012, assuming the information in question was communicated to the marketplace prior to such date.

When authorized by the compensation committee to do so, the CEO or CFO may make stock option awards or restricted stock grants to new hires, contractors or consultants and to existing employees on promotion or other change in employee status, in accordance with the compensation committee’s delegation of authority.  Historically, we have utilized stock options as our primary means of providing long-term incentive compensation. Statement of Accounting Standards Codification (“ASC”) 718, “Compensation – Stock Compensation,” sets forth accounting requirements for share-based compensation to employees using a fair-value based method.

2011 Compensation Actions

   Compensation of the Chairperson and CEO

       The base compensation of the Chairperson and the CEO remained unchanged from 2010 in the year ending December 31, 2011 (base compensation appears slightly higher in the tabular presentation as the Chairperson and CEO took reduced salaries for a portion of 2010 as a part of our cost reduction efforts in effect for part of 2010).  Further, while bonuses for fiscal year 2010 were paid in March 2011, neither the Chairperson nor the CEO received non-equity incentive plan bonus compensation for calendar year 2011.  With respect to equity compensation, in December 2009, the compensation committee and the non-executive members of the board of directors approved a long-term incentive plan (the “2009 LTIP”) for certain “key” employees of the Company, including the Chairperson and the CEO.  The 2009 LTIP was comprised of 3,250,000 Class D shares with the Chairperson receiving 300,000 shares originally vesting over 3 years and the CEO receiving 1.0 million shares originally vesting over 3 years.  The awards were granted effective January 5, 2010 and the first installment of 33% vested on June 5, 2010, the second installment vested on June 5, 2011. The third installment was originally scheduled to vest on June 5, 2012, however, upon determination by the compensation committee, the third installment was accelerated to vest on November 19, 2011 (the “Accelerated Vesting”) with the Chairperson and the CEO receiving the final installments of 100,000 shares and 333,333 shares, respectively on that date.

    Other Named Executive Officer Pay

        On March 3, 2011, Radio One executed a new employment agreement with Peter D. Thompson, the Company’s CFO. The employment agreement is through November 12, 2013 with an initial annual base salary of $550,000. Under the terms of the agreement, Mr. Thompson is eligible for an annual bonus of $200,000. A copy of the employment agreement is attached to the Company’s current report on Form 8-K filed March 9, 2011 as Exhibit 10.1 and the foregoing summary of its terms is qualified in its entirety by reference to the actual terms of the agreement.  While the Company’s CAO, Linda Vilardo, does not have an employment agreement with the Company, at the time of Mr. Thompson’s increase in base salary, Ms. Vilardo also received an increase in base salary to $550,000.   Ms. Vilardo is also eligible for an annual bonus of $200,000.  The increase in base salary for Ms. Vilardo was to create pay equity among the named executive officers.  The increases to each of Mr. Thompson’s and Ms. Vilardo’s base compensation reflect market pay for similarly situated executives and their strong contributions to the Company.  No action was taken with respect to the base salary of Mr. Mayo, the PRD, as his pay was already comparable to that of Mr. Thompson and Ms. Vilardo’s under his employment agreement in effect for 2011.  The CFO, CAO and PRD also participated in the Accelerated Vesting with 75,000 shares, 75,000 shares and 43,333 shares, respectively, on November 19, 2011.

2011 Non-Equity Incentive Plan Compensation

This cash-based element of compensation provides executives an incentive and a reward for achieving meaningful near-term performance objectives. The compensation committee believes that it is important for the Company to meet its performance goals in order to pay cash bonuses to the named executive officers as a group, but that it is also important to retain flexibility to allocate the bonus pool among individuals.  What follows below is a discussion of the considerations for the 2011 Executive Bonuses.

2011 Individual Performance Criteria

Our CEO provides input into the compensation discussion and makes recommendations to the compensation committee for annual compensation changes and bonuses for the named executive officers and the appropriateness of additional long-term incentive compensation. The CEO considers each executive officer’s performance during the year, including accomplishments, areas of strength, and areas for development. The CEO bases his evaluation on his knowledge of each executive officer’s performance. The CEO also reviews comparable compensation data and makes a recommendation to the committee on base salary, performance-based annual bonus, and equity awards for each executive officer.  The Company’s Vice President of Human Resources may be asked to review the market compensation data to assist with compensation recommendations.  Performance criteria were established for certain other named executive officers as follows for 2011:

Performance Criteria for the Chairperson.  The Chairperson’s employment agreement provides for an annual cash bonus at the discretion of the board up to a maximum of $250,000.  In exercising its discretion whether or not to pay the Chairperson such bonus, the compensation committee generally considers the Company’s overall performance for a given fiscal year and the Chairperson’s contributions to the success of the Company.

Performance Criteria for the CEO.  The compensation committee establishes the bonus level for the CEO.  Under the terms of his employment agreement, the CEO’s bonus award may not in the aggregate exceed his annual base salary.  The CEO’s bonus award has two components. The first component, equaling 50% of the award, is based on the achievement of pre-established individual and Company performance goals, as determined by the compensation committee in consultation with the CEO (the “Performance Goals Portion”).  For calendar year 2011, the elements and allocations of the Performance Goals Portion were as follows: (i) Company consolidated performance as measured by performance against each of budgeted revenue, expenses and cash flow - allocation equaled 15% (5% per measure) or maximum payout of $73,500; (ii) radio market performance against the top half of publicly reporting radio companies - allocation equaled 15% or maximum payout of $73,500; (iii) balance sheet management measured by compliance with bank covenants, resource allocation, asset dispositions, stock buy backs and debt retirement - allocation equaled 20% or maximum payout of $98,000; (iv) TV One performance measured by performance against budgeted revenue and achievement of budgeted EBITDA allocation equaled 25% (12.25% per measure) or maximum payout of $122,500; and (v) interactive group performance measured by performance against budgeted revenue, expenses and cash flow - allocation equaled 25% (8.33% per measure) or maximum payout of $122,500.   A discussion of thresholds and the compensation committee’s observations in determining Mr. Liggins’ performance-based bonus compensation is included below in the Section titled “2011 Performance-Based Annual Bonus Decisions.”  In certain instances where only target levels were established, the applicable allocated portion of the performance portion was to be credited on an “all or nothing” basis. Thus, if the performance measure was missed, the CEO would not receive any portion of the allocation toward his bonus payment.  In other instances bonus targets were established but a pro rata payout was triggered so long as the Company attained 90% of the target.   The second component, equaling the balance of the award, is determined at the discretion of the compensation committee.  In determining the amount of the discretionary portion of the CEO’s bonus, the compensation committee may consider factors such as “over-performance” versus all or any one of the pre-established individual and Company performance goals under the Performance Goals Portion of the bonus.

Performance Criteria for the CFO.  Effective as of March 3, 2011, the CFO was eligible to receive discretionary bonus compensation in an amount of up $200,000 at the conclusion of each fiscal year during which (i) the CFO remains employed by Company and (ii) the CFO’s performance satisfies certain criteria as determined by Company’s CEO. For calendar year 2011, the CFO’s performance criteria was essentially the same as that of the CEO.  In addition, the CFO had the following goals: (i) negotiate and successfully close upon refinancing or amendment of the Company’s outstanding debt instruments; (ii) develop strategy and plans for long-term financing needs; (iii) monitor financial results of Interactive One and track the division against the approved budget plan; and (iv) execution on other directives from the board of directors and CEO.   A discussion of thresholds and the compensation committee’s observations in determining Mr. Thompson’s performance-based bonus compensation is included below in the Section titled “2011 Performance-Based Annual Bonus Decisions.”

Performance Criteria for the PRD.  Under his employment agreement that was in effect during calendar year 2011, the PRD’s bonus was also comprised of a performance based portion and a discretionary portion.  Each portion had a maximum payout of $100,000.  Performance metrics and allocations for the PRD’s discretionary performance bonus were as follows for calendar year 2011: (i) Market share growth - allocation equaled 50% or payout of $50,000 upon attainment of goal; (ii) achievement of budgeted operating profit - allocation equaled 25% or payout of $25,000 upon attainment of goal; and (iii) achievement of budgeted expenses - allocation equaled 25% or payout of $25,000 upon attainment of goal.   Other factors that could be considered in the PRD’s final bonus determination were: (i) recruitment and retention of key talent and employees; and (ii) execution on other directives from the board of directors and CEO.  A discussion of thresholds and the compensation committee’s observations in determining Mr. Mayo’s performance-based bonus compensation is included below in the Section titled “2011 Performance-Based Annual Bonus Decisions.”  In certain instances where specific thresholds were established, the applicable allocated portion of the performance portion was to be credited on an “all or nothing” basis. Thus, if the performance measure was missed, the PRD would not receive any portion of the allocation toward his bonus payment.  In other instances, thresholds and payouts may have been on a “sliding scale” basis.  The second component, equaling the balance of the award, is determined at the discretion of the compensation committee.  In determining the amount of the discretionary portion of the PRD’s bonus, the compensation committee may consider factors such as “over-performance” versus all or any one of the pre-established individual and Company performance goals under the performance portion of the bonus.

Performance Criteria for the CAO.  The CAO is employed by the Company as an “at-will” employee. The CAO is entitled to participate in all employee benefit programs generally offered to the Company’s employees.   Effective March 3, 2011, the CAO is also eligible for a discretionary annual bonus of up to $200,000.  In exercising its discretion whether or not to pay the CAO such bonus, the compensation committee generally considers the Company’s overall performance for a given fiscal year and the CAO’s contributions to the success of the Company, including the CAO’s execution on any directives from the board of directors and CEO.

2011 Performance-Based Annual Bonus Considerations

In making final 2011 performance-based annual bonus decisions, the compensation committee considered named executive officer performance against the applicable performance criteria.  In considering the above-described performance criteria for the Chairperson, CEO, CFO, CAO and PRD, the compensation committee made the following observations in determining performance-based bonus compensation:

(i)        The compensation committee considered the Company’s 2011 operating performance versus our 2011 business plan.  In this regard, the compensation committee noted that while none of the Company’s budgeted targets were achieved, the Company achieved full year positive operating income despite continued weakness in the operating environment.

(ii)        The compensation committee considered that for calendar year 2011, the Company’s net revenue for our radio broadcasting segment decreased 3.5% benchmarked versus a 0.8% increase in revenues in the markets in which our core franchise operates.

(iii)        The compensation committee considered that on March 31, 2011, the Company closed upon a new senior credit facility providing the Company with further operational flexibility.  Further, the compensation committee considered the Company’s compliance with the financial covenants contained in its new credit facility.  As of December 31, 2011, the Company’s Senior Secured Leverage Ratio (as defined under its senior credit facility) was 4.67x versus a covenant maximum of 5.00x, the Company’s Total Leverage Ratio (as defined under its senior credit facility) was 8.68x versus a covenant maximum of 9.25x and the Company’s Interest Coverage Ratio (as defined under its senior credit facility) was 1.62x versus a covenant minimum of 1.25x.

(iv)        The compensation committee considered the Company’s initiatives to enhance shareholder value including its stock repurchase program, noting that during the year ended December 31, 2011, the Company repurchased 54,566 shares of Class A common stock in the amount of $73,000 at an average price of $1.34 per share and 4,245,567 shares of Class D common stock in the amount of approximately $9.4 million at an average price of $2.21 per share.

(v)        With respect to the performance of TV One, the compensation committee noted that while TV One’s budgeted revenue was slightly below expectations, TV One’s budgeted EBITDA was on target.

(vi)        With respect to the performance of Interactive One, the compensation committee noted that our internet business generated approximately $17.5 million in net revenue for the year ended December 31, 2011, compared to approximately $16.0 million during the same period in 2010, an increase of 9.4%.  However, the compensation committee also noted that the internet business performed slightly below expectations with respect to budgeted revenue and EBITDA.

With respect to the discretionary portions of 2011 Executive Bonuses, the compensation committee considered a number of other factors, including but not limited to: (i) the Company’s closing on a new senior credit facility on March 31, 2011 providing the Company with greater operational flexibility; (ii) management’s role in securing the redemption of a 12.4% ownership interest in TV One held by DIRECTV increasing the Company’s ownership to approximately 50.9% and giving the Company a majority interest in TV One; (iii) the Company’s securing an amendment to the TV One operating agreement concerning certain governance issues and allowing for the consolidation of TV One within the Company’s operations; (iv) the Company’s launch of a new full news service in Houston; (v) the Company’s successful LMA of a competitor station in the Detroit market; (vi) the Company’s continued successes in cost containment efforts; and (vii) the Company’s successes in making certain operational personnel adjustments and new hires.  With all of the above factors in mind, upon recommendation of the CEO, the compensation committee determined that it was in the best interest of the Company not to pay bonuses at the corporate level given overall operational and financial performance for the year ended December 31, 2011.  Thus, none of the Chairperson, the CEO, the CFO, the CAO or the PRD received performance-based annual bonus compensation for the year ended December 31, 2011.

Employment Agreements

       Chairperson.  Catherine L. Hughes, our founder, serves as our Chairperson of the board of directors and Secretary.  The initial term of Ms. Hughes' employment agreement dated April 12, 2008 ran through April 15, 2011.  However, the agreement extends automatically for additional one (1) year periods, unless either party provides written notice of its/her intention not to renew at least sixty (60) days before the expiration of the initial or any renewal term, as applicable.  The agreement provides for an annual base salary of $750,000 that may be increased at the discretion of the board. The employment agreement also provides for an annual cash bonus at the discretion of the board up to a maximum of $250,000. Ms. Hughes is also entitled to receive a pro-rata portion of her bonus upon termination due to death or disability. The Chairperson was not paid any bonus for fiscal year 2011. Ms. Hughes also receives standard retirement, welfare and fringe benefits, as well as vehicle and wireless communication allowances and financial manager services.

   In conjunction with her 2008 employment agreement, the Chairperson was granted options to purchase 600,000 shares of Class D common stock as well as 150,000 restricted shares of Class D common stock. These options and restricted shares were awarded under the 1999 Stock Plan. Both grants vested ratably annually over the initial term of the three year employment agreement.  The compensation committee determined the number of incentive awards granted to the Chairperson in the manner described above in the section titled “Principal Components of Executive Compensation, Long-term Incentives.”  In accordance with the Company’s Stock Plan Administration Procedures, the grants to Ms. Hughes in connection with her April 2008 employment agreement occurred on June 5, 2008. The closing price of shares of the Company's Class D common stock on that date was $1.41.

     President and Chief Executive Officer.  Alfred C. Liggins, III is employed as our President and CEO and is a member of the board of directors. The initial term of Mr. Liggins’ employment agreement dated April 12, 2008 ran through April 15, 2011.  However, the agreement extends automatically for additional one (1) year periods, unless either party provides written notice of its/his intention not to renew at least sixty (60) days before the expiration of the initial or any renewal term, as applicable.  Mr. Liggins receives a base salary of $980,000 which is subject to an annual increase at the discretion of the board of directors. Mr. Liggins is also eligible for a bonus award up to an amount equal to his base salary and comprised of two components. The first component, equaling 50% of the award, is based on the achievement of pre-established individual and Company performance goals, as determined by the compensation committee in consultation with Mr. Liggins. The second component, equaling the balance of the award, is determined at the discretion of the compensation committee. Mr. Liggins is also entitled to receive a pro-rata portion of his bonus upon termination due to death or disability.  A discussion of the element and allocations of the CEO's performance based bonus for fiscal year 2011is included above in the Section titled “2011 Non-Equity Incentive Plan Compensation.”  The CEO was not paid a bonus for fiscal year 2011.

In recognition of his contributions in founding TV One on behalf of the Company, Mr. Liggins is also eligible to receive an amount equal to 8% of any dividends paid in respect of the Company’s investment in TV One and 8% of the proceeds of the Company’s investment in TV One (the “TV One Award”).  In both events, the Company’s obligation to pay any portion of the TV One Award is only triggered after the Company’s recovery of the full amount of its cumulative capital contributions to TV One.  Mr. Liggins will only receive the TV One Award upon actual cash distributions or distributions of marketable securities.  Mr. Liggins’ rights to the TV One Award (i) cease if he is terminated for cause or he resigns without good reason and (ii) expire at the end of the term (including any renewal term) of his employment agreement.  Mr. Liggins also receives standard retirement, welfare and fringe benefits, as well as vehicle and wireless communication allowances and a personal assistant and financial manager services.

In conjunction with his 2008 employment agreement, the CEO was granted options to purchase 1,150,000 shares of Class D common stock as well as 300,000 restricted shares of Class D common stock.  The grants vested ratably annually over the life of the CEO’s three year employment agreement.  The compensation committee determined the number of incentive awards granted to the CEO in the manner described above in the section entitled “Principal Components of Executive Compensation, Long-term Incentives.”  In accordance with the Company’s Stock Plan Administration Procedures, the grants to Mr. Liggins in connection with his April 2008 employment agreement occurred on June 5, 2008.  The closing price of shares of the Company’s Class D common stock on that date was $1.41.

Chief Financial Officer.  During the period January 1, 2011 to March 3, 2011, Peter D. Thompson was employed as Executive Vice President and CFO pursuant to a three (3) year employment agreement dated February 2008.  That employment agreement provided for a base salary of $375,000 which was subject to an annual increase of not less than 3%. The agreement also provided for an annual discretionary cash bonus in an amount to be determined by the CEO.  On March 3, 2011, the Company and Mr. Thompson entered into a new employment agreement effective through November 12, 2013. The new employment agreement provides for a base salary of $550,000 which was subject to an annual increase of not less than 3%. The agreement also provided for an annual discretionary cash bonus in an amount not to exceed $200,000.  Mr. Thompson is also entitled to receive a pro-rata portion of his bonus upon termination due to death or disability. A discussion of the element and allocations of the CFO's performance based bonus for fiscal year 2011 is included above in the Section titled “2011 Non-Equity Incentive Plan Compensation.” The CFO was not paid a bonus for fiscal year 2011.  Mr. Thompson also receives standard retirement, welfare and fringe benefits, as well as a vehicle allowance.

On March 31, 2008, in connection with his appointment as CFO, Mr. Thompson was granted 75,000 shares of restricted stock and options for another 75,000 shares of Class D common stock, all which vested ratably annually over the three year term of his 2008 employment agreement. The compensation committee determined the number of incentive awards granted to the CFO in the manner described above in the section titled “Principal Components of Executive Compensation, Long-term Incentives.” In accordance with the Company’s Stock Plan Administration Procedures, the grants to Mr. Thompson in connection with his 2008 employment agreement occurred on June 5, 2008.  The closing price of shares of the Company's Class D common stock on that date was $1.41.

President, Radio Division.  Effective August 5, 2009, Barry A. Mayo was employed as President, Radio Division pursuant to an employment agreement with the Company the term of which was through June 6, 2012. The employment agreement provided for a base salary of $550,000 effective January 1, 2010, which is subject to an annual increase of not less than 3%. The employment agreement also provided for an annual bonus comprised of (i) a cash bonus of up to $100,000 for achieving certain objective metrics and (ii) a cash bonus of up to $100,000 to be paid at the discretion of the board of directors for having achieved satisfactory operating results. A discussion of the PRD’s performance based bonus for fiscal year 2011 is included above in the Section titled “2011 Non-Equity Incentive Plan Compensation." Mr. Mayo received no bonus for fiscal year 2011.  Mr. Mayo also received standard retirement, welfare and fringe benefits, as well as a vehicle allowance and certain expenses related to his travel to the Company's corporate headquarters.

On March 16, 2012, Mr. Mayo resigned as an officer of the Company to pursue other opportunities and the parties mutually terminated Mr. Mayo’s employment agreement.

        Chief Administrative Officer.  Linda J. Vilardo is employed as CAO, Vice President and Assistant Secretary of the Company. Ms. Vilardo's employment agreement with the Company expired on October 31, 2008 and Ms. Vilardo is now employed by the Company as an “at-will” employee. Ms. Vilardo is entitled to participate in all employee benefit programs generally offered to the Company's employees. Ms. Vilardo received no bonus for fiscal year 2011.  Ms. Vilardo also receives standard retirement, welfare and fringe benefits.

Post-Termination and Change in Control Benefits

Under the employment agreements that we have entered into with Catherine L. Hughes, Alfred C. Liggins, and Peter D. Thompson, each executive’s unvested equity awards will become fully exercisable immediately upon a Change of Control (as defined in the Company’s 2009 Stock Option and Restricted Stock Grant Plan).  Under the terms of her employment agreement, upon termination without cause or for good reason within two years following a change of control, Ms. Hughes will receive an amount equal to three times the sum of (1) her annual base salary and (2) the average of her last three annual incentive bonus payments, in a cash lump sum within five days of such termination, a pro-rated annual bonus for the year of termination, and continued welfare benefits for three years, subject to all applicable federal, state and local deductions. Similarly, under the terms of his employment agreement, upon termination without cause or for good reason within two years following a change of control Mr. Liggins will receive an amount equal to three times the sum of (1) his annual base salary and (2) the average of his last three annual incentive bonus payments, in a cash lump sum within five days of such termination, a pro-rated annual bonus for the year of termination, and continued welfare benefits for three years, subject to all applicable federal, state and local deductions.

Please see the table, titled “Potential Payments upon Termination or Change in Control” on page 29 of this proxy statement for quantitative information about the payments that might occur upon various termination events.

Under Ms. Hughes and Mr. Liggins employment agreements the terms “cause” and “good reason” are defined generally as follows:

“Cause” means (i) the commission by the executive of a felony, fraud, embezzlement or an act of serious, criminal moral turpitude which, in case of any of the foregoing, in the good faith judgment of the Board, is likely to cause material harm to the business of the Company and the Company affiliates, taken as a whole, provided, that in the absence of a conviction or plea of nolo contendere, the Company will have the burden of proving the commission of such act by clear and convincing evidence, (ii) the commission of an act by the executive constituting material financial dishonesty against the Company or any Company affiliate, provided, that in the absence of a conviction or plea of nolo contendere, the Company will have the burden of proving the commission of such act by a preponderance of the evidence, (iii) the repeated refusal by the executive to use his reasonable and diligent efforts to follow the lawful and reasonable directives  of the Board, or (iv) the executive’s willful gross neglect in carrying out his material duties and responsibilities under the agreement, provided, that unless the Board reasonably determines that a breach described in clause (iii) or (iv) is not curable, the executive will, be given written notice of such breach and will be given an opportunity to cure such breach to the reasonable satisfaction of the Board within thirty (30) days of receipt of such written notice.

 “Good Reason” shall be deemed to exist if, without the express written consent of the executive, (a) the executive’s rate of annual base salary is reduced, (b) the executive suffers a substantial reduction in his title, duties or responsibilities, (c) the Company fails to pay the executive’s annual base salary when due or to pay any other material amount due to the executive hereunder within five (5) days of written notice from the executive, (d) the Company materially breaches the agreement and fails to correct such breach within thirty (30) days after receiving the executive’s demand that it remedy the breach, or (e) the Company fails to obtain a satisfactory written agreement from any successor to assume and agree to perform the agreement, which successor the executive reasonably concludes is capable of performing the Company’s financial obligations under this Agreement.

The foregoing summaries of the definitions of “cause” and “good reason” are qualified in their entirety by reference to the actual terms of the employment agreements filed with that certain Form 8-K filed April 18, 2008.

 Under the terms of his employment agreement, in the event that Mr. Thompson is terminated other than for cause, provided Mr. Thompson executes a general liability release, the Company will pay Mr. Thompson severance in an amount equal to three month’s base compensation, subject to all applicable federal, state and local deductions.

Under the terms of his employment agreement, in the event that Mr. Mayo was terminated other than for cause, provided Mr. Mayo executed a general liability release, the Company was to pay Mr. Mayo severance in an amount equal to six (6) months’ base compensation, subject to all applicable federal, state and local deductions. On March 19, 2012, the Company announced that Barry Mayo, President – Radio Division, had resigned as an officer of the Company to pursue other opportunities. The resignation was effective March 16, 2012.

Other Benefits and Perquisites

As part of our competitive compensation package to attract and retain talented employees, we offer retirement, health and other benefits to our employees.  Our named executive officers participate in the same benefit plans as our other salaried employees.  The only benefit programs offered to our named executive officers either exclusively or with terms different from those offered to other eligible employees are the following:

Deferred Compensation.  We have a deferred compensation plan that allows Catherine L. Hughes, our Chairperson, to defer compensation on a voluntary, non-tax qualified basis. Under the plan in effect during 2010 and 2011, Ms. Hughes deferred $23,000 and $24,000, respectively, of her base salary (and no amounts of bonus) until death, disability, retirement or termination.  The amount owed to her as deferred compensation is an unfunded and unsecured general obligation of our Company.  Deferred amounts accrue interest based upon the return earned on an investment account with a designated brokerage firm established by Radio One. All deferred amounts are payable in a lump sum 30 days after the date of the event causing the distribution to be paid.  No named executive officer earns above-market or preferential earnings on nonqualified deferred compensation.

Other Perquisites.  We provide few perquisites to our named executive officers. Currently, we provide or reimburse executives for a company automobile, driver and various administrative services including a financial manager and a personal assistant.

We have set forth the incremental cost of providing these benefits and perquisites to our named executives in the 2011 Summary Compensation Table in the “All Other Compensation” column.

401(k) Plan

We adopted a defined contribution 401(k) savings and retirement plan effective October 1, 1994.  In each of 2010 and 2011, participants could contribute up to $16,500 of their gross compensation, subject to certain limitations.  Employees age 50 or older could make an additional catch-up contribution of up to $5,500. Effective January 1, 2006, we instituted a match of fifty cents for every dollar an employee contributes up to 6% of the employee’s salary, subject to certain limitations. However, effective January 1, 2008, we indefinitely suspended the matching component of our 401(k) savings and retirement plan.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes limitations upon the federal income tax deductibility of compensation paid to certain named executive officers. On June 4, 2008, the Internal Revenue Service issued Notice 2008-4, which defines the group of named executive officers who are considered covered employees for purposes of Section 162(m) of the Internal Revenue Code. The Notice specifically excludes the chief financial officer from coverage under Section 162(m) and provides that the only individuals who will be considered covered employees are the chief executive officer and the three highest compensated officers (other than the chief executive officer or chief financial officer). Previously, the chief executive officer and the four other highest compensated officers were subject to Section 162(m), and the chief financial officer was not automatically excluded. Under the 162(m) limitations, we may deduct up to $1,000,000 of compensation for such executive officer in any one year or may deduct all compensation, even if over $1,000,000, if we meet certain specified conditions (such as certain performance-based compensation that has been approved by stockholders). As the net cost of compensation, including its deductibility, is weighed by the compensation committee against many factors in determining executive compensation, the compensation committee may determine that it is appropriate and in Radio One’s best interest to authorize compensation that is not deductible, whether by reason of Section 162(m) or otherwise.

EXECUTIVE COMPENSATION (1)

The following table sets forth the total compensation for each of our named executive officers, for the years ended December 31, 2011, 2010 and 2009:

Name and Principal Position	Year	Salary $	Bonus (2) $		Stock Awards (3) $	Option Awards (3) $	Non-Equity Incentive Plan Compensation $	Non-qualified Deferred Compensation Earnings $	All Other Compensation $		Total $

Catherine L. Hughes – Chairperson	2011	726,000	180,796	*	496,991	49,068	0	24,000	39,975	(4)	1,516,830
	2010	744,688	315,000	*	551,196	129,624	0	24,000	32,779	(4)	1,797,287
	2009	713,423	250,000		15,503	28,505	0	16,000	30,111	(4)	1,053,542

Alfred C. Liggins, III – CEO	2011	980,000	447,735	*	1,621,053	100,076	0	0	120,754	(5)	3,269,618
	2010	959,992	1,150,000	*	1,743,321	264,374	0	0	79,673	(5)	4,197,360
	2009	934,267	980,000		31,006	58,136	0	0	74,770	(5)	2,078,179

Peter D. Thompson - CFO (6)	2011	522,689	254,483	*	361,139	4,384	0	0	0		1,142,695
	2010	404,043	175,000	*	395,772	18,375	0	0	0		993,190
	2009	360,853	200,000		7,839	4,086	0	0	0		572,778

Barry A. Mayo - President, Radio Division (7)	2011	565,813	41,205	*	203,797	0	0	0	0		810,815
	2010	546,458	147,228	*	208,303	0	0	0	0		901,989
	2009	476,667	175,000		0	0	0	0	0		651,667

Linda J. Vilardo - CAO	2011	531,977	59,640	*	352,728	0	0	0	0		944,345
	2010	440,409	200,000	*	360,522	0	0	0	0		1,000,931
	2009	436,146	200,000		0	0	0	0	0		636,146

*
Non-equity incentive plan compensation for fiscal year 2010 was paid in March 2011. No non-equity incentive plan compensation for fiscal year 2011 has been accrued for any executive officers as of December 31, 2011 or any subsequent date as a determination was made by the compensation committee not to pay bonuses for the year ended December 31, 2011. Potential non-equity incentive plan compensation for fiscal year 2011 would have approximated non-equity incentive plan compensation for fiscal year 2010 had the compensation committee determined to pay it.

(1)
On January 5, 2010, LTIP Shares were granted in the form of restricted stock and allocated among 31 employees of the Company, including the named executive officers. The named executive officers were allocated LTIP Shares as follows: (i) the CEO (1.0 million shares); (ii) the Chairperson (300,000 shares); (iii) the CFO (225,000 shares); (iv) the CAO (225,000 shares); and (v) the PRD (130,000 shares).  The remaining 1,370,000 shares were allocated among 26 other “key” employees.  All awards vested in three installments of 33 1/3% on: (i) June 5, 2010; (ii) June 5, 2011 and (iii) November 19, 2011.  There were no stock awards, non-equity incentive plan compensation or option grants to executive officers during 2009.  Ms. Hughes was granted options to purchase 600,000 shares of Class D common stock and 150,000 restricted shares of Class D common stock upon execution of her new employment agreement in April 2008. Mr. Liggins was granted options to purchase 1,150,000 shares of Class D common stock, 300,000 restricted shares of Class D common stock and the ability to receive an award amount equal to 8% of any proceeds from distributions or other liquidity events in excess of the return of the Company’s aggregate investment in TV One upon execution of his new employment agreement in April 2008. Mr. Thompson was granted options to purchase 75,000 shares of Class D common stock and 75,000 restricted shares of Class D common stock upon execution of his employment agreement in March 2008.   Except for grants to Barry Mayo, there were no stock awards, non-equity incentive plan compensation or option grants to executive officers in 2007. Mr. Mayo was granted options to purchase 50,000 shares of Class D common stock and 50,000 shares of Class D common stock upon his employment with the Company.  The Company does not provide a defined benefit pension plan and there were no above-market or preferential earnings on deferred compensation.

(2)	Reflects purely discretionary bonuses. These amounts were paid in the year subsequent to being awarded.

(3)
The dollar amount recognized for financial statement purposes in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation – Stock Compensation,” for the fair value of options and restricted stock granted.  These values are based on assumptions described in Note 13 to the Company’s audited consolidated financial statements included elsewhere in this proxy.

(4)
For 2011, 2010, and 2009, for company automobile provided to Ms. Hughes and financial services and administrative support in the amounts of $4,496, $3,278, and $3,278 and $35,479, $29,501, and $26,833, respectively.

(5)	For 2011, 2010 and 2009, for financial services and administrative support provided to Mr. Liggins in the amounts of $120,754, $79,673, and $74,770, respectively.

(6)	Served as Executive Vice President of Business Development through February 19, 2008 and began as CFO on February 20, 2008.

(7)	Began as President, Radio Division on August 6, 2007. Mr. Mayo resigned from the Company effective March 16, 2012.

The following table sets forth the 2011 grant of plan-based awards.

2011 Grants of Plan - Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Action Date	Threshold $	Target $	Maximum $		Threshold $	Target $	Maximum $	All Other Stock Awards #	All Other Option Awards #	Exercise Price of Option Awards $	Grant Date Fair Value of Stock and Option Awards $

N/A

(1)           There were no non-equity incentive plan awards granted in 2011.

The following table sets forth the number of shares of common stock subject to exercisable and unexercisable stock options held as of December 31, 2011. There were no option exercises during 2009, 2010 and 2011 by the named executive officers.  No restricted stock awards and option grants were made in 2011.

Outstanding Equity Awards at 2011 Fiscal Year-End

	OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)
	Class A	Class D	Class D	Class A or D			Class D	Class D	Class D	Class D
Catherine L. Hughes (1)	0	600,000	0	0	1.41	6/5/2018	0	0	0	0

Alfred C. Liggins, III (2)	0	1,500,000	0	0	14.80	8/10/2014	0	0	0	0
	0	1,150,000	0	0	1.41	6/5/2018	0	0	0	0

Barry Mayo (3)	0	50,000	0	0	4.05	8/6/2017	0	0	0	0

Peter D. Thompson (4)	0	75,000	0	0	1.41	6/5/2018	0	0	0	0

Linda J. Vilardo (5)	0	0	0	0	—	—	0	0	0	0

(1)           200,000 options vested on April 15, 2011.  50,000 shares vested on April 15, 2011, 100,000 shares vested on June 5, 2011 and 100,000 shares vested November 19, 2011.  The Chairperson was awarded 300,000 restricted shares of Class D common stock on January 5, 2010.

(2)           383,333 options vested on April 15, 2011. 100,000 shares vested on April 15, 2011, 333,333 shares vested on June 5, 2011 and 333,333 shares vested on November 19, 2011.  The CEO was awarded 1,000,000 restricted shares of Class D common stock on January 5, 2010.

(3)           43,333 shares vested on June 5, 2011 and 43,333 shares vested on November 19, 2011. The PRD was awarded 130,000 restricted shares of Class D common stock on January 5, 2010.

(4)           25,000 options vested on February 19, 2011. 25,000 shares vested on February 19, 2011, 75,000 shares vested on June 5, 2011 and 75,000 shares vested on November 19, 2011.  The CFO was awarded 225,000 restricted shares of Class D common stock on January 5, 2010

(5)           75,000 shares vested on June 5, 2011 and 75,000 shares vested on November 19, 2011. The CAO was awarded 225,000 restricted shares of Class D common stock on January 5, 2010.

The following table sets forth the number of shares of stock that have vested and the aggregate dollar value realized upon vesting of stock for the named executive officers during the year ended December 31, 2011.

OPTION EXERCISES AND STOCK VESTED
	2011 Stock Vested
	Stock Awards
Name	Number of Shares Acquired on Vesting #	Value Realized on Vesting $
Catherine L. Hughes	250,000	446,000
Alfred C. Liggins, III	766,666	1,334,666
Barry A. Mayo	86,666	143,866
Peter D. Thompson	175,000	296,500
Linda J. Vilardo	150,000	249,000

The following table sets forth non-qualified deferred compensation for our named executive officers in fiscal 2011.

Non-Qualified Deferred Compensation — 2011
Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/Distributions	Aggregate Balance at Last Fiscal Year End

Catherine L. Hughes	$24,000	$-0-	$1,691	$-0-	$397,983
Alfred C. Liggins, III	—	—	—	—	—
Peter D. Thompson	—	—	—	—	—
Barry A. Mayo	—	—	—	—	—
Linda J. Vilardo	—	—	—	—	—

The following table shows the potential payments to Ms. Hughes, Mr. Liggins, Mr. Thompson and Mr. Mayo upon termination or change in control under their respective employment agreements. For purposes of calculating the potential payments set forth in the table below, we have assumed that (i) the date of termination was December 31, 2011, and (ii) the payments are based upon the terms of the employment agreement which was in effect on December 31, 2011. On March 19, 2012, the Company announced that Barry Mayo, President – Radio Division, had resigned as an officer of the Company to pursue other opportunities. The resignation was effective March 16, 2012.

Potential Payments upon Termination or Change of Control

	Resignation of Officer Upon Change in Control		Termination w/o Cause or Upon Change of Control or Resignation for Good Reason	Termination for Cause or Resignation w/o Good Reason, Death or Disability
Executive Benefits and Payments Upon Termination for Catherine L. Hughes
Base Salary/Severance		$2,250,000	$750,000	n/a
Medical, Dental and Vision		n/a	6,900	n/a
Unvested Portion of Stock Awards		0	0	n/a
Deferred Compensation		397,983	$397,983	397,983
Total		$2,647,983	$1,154,883	$397,983
Executive Benefits and Payments Upon Termination for Alfred C. Liggins
Base Salary/Severance		$2,940,000	$980,000	n/a
Medical, Dental and Vision		n/a	11,100	n/a
Unvested Portion of Stock Awards		0	0	n/a
Total		$2,940,000	$991,100
Executive Benefits and Payments Upon Termination for Peter D. Thompson
Base Salary/Severance	$	n/a	$93,750	n/a
Medical, Dental and Vision		n/a	n/a	n/a
Unvested Portion of Stock Awards		0	0	n/a
Total		$0	$93,750
Executive Benefits and Payments Upon Termination for Barry A. Mayo
Base Salary/Severance	$	n/a	$275,000	n/a
Medical, Dental and Vision		n/a	n/a	n/a
Unvested Portion of Stock Awards		0	0	n/a
Total		$0	$275,000

Directors’ Fees

Our non-employee directors each typically receive an annual retainer of $20,000 which is paid in equal installments on a quarterly basis.  In addition, they receive $1,000 for each board meeting attended, and are reimbursed for all out-of-pocket expenses related to meetings attended.  Non-employee directors serving as chairperson of a committee of the board of directors receive an extra $10,000 per annum.  However, in 2011, due to the weak economy and corresponding effects on the Company’s operations, the non-employee directors were not paid any retainer or any other amounts for service during the year.  Pursuant to the Company’s Policy for Granting Stock Options and Restricted Stock Awards, as adopted by the compensation committee, on an annual basis on the grant date immediately after each annual stockholders’ meeting, each non-employee director also receives an award of stock options in an amount as determined by the compensation committee (the “Non-Employee Director Annual Award”).  The grant date for the Non-Employee Director Annual Award is the fifth day of the month following the date of the annual stockholder meeting.  If the compensation committee does not make a determination as to the size of the Non-Employee Director Annual Award, each non-employee director automatically receives an award of options to purchase that number of shares that would have a fair market value of $25,000 on the grant date (the “Automatic Non-Employee Director Award”).  Under this policy, for 2011, each of our non-officer directors received an Automatic Non-Employee Director Award of options to purchase 13,369 shares of Class D common stock on June 6, 2011.  The number of shares was determined by dividing $1.87, the closing share price of our Class D common stock on June 6, 2011 into $25,000. Our officers who serve as directors do not receive compensation for their services as directors other than the compensation they receive as officers of Radio One.

2011 Director Compensation
Name	Fees Earned or Paid in Cash $ (1)	Option Awards $ (1)(2)	Total $

Terry L. Jones (3)	--	31,497	31,497

Brian W. McNeill (3)	--	31,497	31,497

Dennis A. Miller (4)	--	5,855	5,855

D. Geoffrey Armstrong (3)	--	31,497	31,497

Ronald E. Blaylock (3)	--	31,497	31,497

B. Doyle Mitchell, Jr. (5)	--	32,532	32,532

(1)	The dollar amount recognized for financial statement reporting purposes in 2011 in accordance with ASC 718.
(2)
On June 29, 2010 each non-employee director was awarded options to purchase 22,935 shares of Class D common stock. The option award grant date was January 5, 2011. The number of shares was determined by dividing $1.09, the closing price closing price of our Class D common stock on January 5, 2011 into $25,000. On June 6, 2011 each non-employee director was awarded options to purchase 13,369 shares of Class D common stock.  The number of shares was determined by dividing $1.87, the closing share price of our Class D common stock on June 6, 2011 into $25,000.

(3)	62,083 options outstanding in the aggregate as of December 31, 2011.

(4)	0 options outstanding in the aggregate as of December 31, 2011.

(5)	48,551 options outstanding in the aggregate as of December 31, 2011.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2011, the number of shares of Class A and Class D common stock that are issuable upon the exercise of stock options outstanding under our 2009 Stock Plan and our 1999 Stock Plan, as amended on May 26, 2004 to increase the shares of Class D common stock available for issuance under the plan.  The 1999 Stock Plan, as amended, expired by its terms on May 5, 2009 leaving no shares available for issuance under that plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders
Radio One, Inc. Amended and Restated 1999 Stock Option and Restricted Stock Grant Plan
Class A	—	$—	—
Class D	4,590,025	$9.02	—

Equity compensation plans not approved by security holders
Radio One, Inc. 2009 Stock Option and Restricted Stock Grant Plan
Class D	220,950	$1.87	4,844,051

Total	4,810,975	$8.60	4,844,051

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the last completed fiscal year, which ended on December 31, 2011, the compensation committee was comprised of Terry L. Jones, D. Geoffrey Armstrong and Brian W. McNeill.   None of those members is or has been an officer or employee of the Company, and no executive officer of the Company served on the compensation committee or board of any entity that employed any member of the Company’s compensation committee or board of directors.

COMPENSATION COMMITTEE REPORT

    Director Terry L. Jones was the Chairperson and directors Brian W. McNeill and D. Geoffrey Armstrong served on the compensation committee.  The compensation committee has reviewed the performance of the executive officers of Radio One, Inc. and approved their 2011 compensation, including salary and cash and equity bonus amounts.  The compensation committee also has reviewed and discussed the Compensation Discussion and Analysis for the fiscal year ended December 31, 2011, with the management of Radio One. Based on its review and discussion, the compensation committee recommends that this Compensation Discussion and Analysis be included in Radio One’s proxy statement relating to the 2012 annual meeting of shareholders.

Respectfully submitted,

Compensation Committee:

Terry L. Jones, Chairman
Brian W. McNeill
D. Geoffrey Armstrong

AUDIT COMMITTEE REPORT

This report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any of Radio One’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

The audit committee’s responsibilities are described in its written charter adopted by the board. The audit committee charter is posted on Radio One’s website located at www.radio-one.com/about/audit_committee.asp. The audit committee fulfills its responsibilities through periodic meetings with our independent registered public accounting firm and management.  The audit committee reviews the financial information that will be provided to stockholders and others, the systems of internal controls that management and the board have established, and the audit process. In fulfilling these responsibilities, the committee, among other things, oversees the independent registered public accounting firm and confirms their independence, reviews the adequacy of the system of internal accounting controls and internal control over financial reporting, reviews financial statements, earnings releases and accounting matters, and reviews related party transactions.  Management is responsible for the financial statements and the reporting process, including the system of internal controls.  The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The committee meetings regularly included separate sessions with the independent registered public accounting firm, in each case without the presence of Radio One’s management.  As part of its oversight of Radio One’s financial statements, the committee reviewed and discussed with both management and the independent registered public accounting firm the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2011 and quarterly operating results prior to their issuance.  During 2011, management advised the committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the committee.  The committee also typically holds discussions with management and the independent registered public accounting firm regarding the effectiveness of Radio One’s internal control over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002; however, due to the Company’s status as a non-accelerated filer for the year ended December 31, 2011, such discussion was not required in connection with the filing of the Form 10-K for 2011.  The committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended, which includes, among other items, matters related to the conduct of the annual audit of Radio One’s financial statements. In addition, the committee discussed with the independent registered public accounting firm the auditors’ independence from Radio One and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the committee satisfied itself as to the independent registered public accounting firms’ independence.

In reliance on the reviews and discussions referred to above, the committee recommended to the board, and the board approved, the inclusion of the audited financial statements in Radio One’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

Respectfully submitted,

Audit Committee:

D. Geoffrey Armstrong, Chairman
Brian W. McNeill
Dennis A. Miller

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We review all transactions and relationships in which Radio One and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest.  In addition, our code of ethics requires our directors, executive officers and principal financial officers to report to the board or the audit committee any situation that could be perceived as a conflict of interest.  Once a related person transaction has been identified, the board of directors may appoint a special committee of the board of directors to review and, if appropriate, approve such transaction.  The special committee will consider the material facts, such as the nature of the related person’s interest in the transaction, the terms of the transaction, the importance of the transaction to the related person and to us, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and other matters it deems appropriate.  As required under the SEC rules, we disclose in the proxy statement related party transactions that are directly or indirectly material to us or a related person.

Music One, Inc.

The Company’s CEO and Chairperson own a music company called Music One, Inc. (“Music One”). The Company sometimes engages in promoting the recorded music product of Music One. Based on the cross-promotional value received by the Company, we believe that the provision of such promotion is fair.  During the years ended December 31, 2011 and 2010, Radio One paid $0 and $6,000, respectively, to or on behalf of Music One, primarily for market talent event appearances, travel reimbursement and sponsorships. For the years ended December 31, 2011 and 2010, the Company provided advertising services of $1,000 and $0, respectively to Music One.  There were no cash, trade or no-charge orders placed by Music One for the years ended December 31, 2011 and 2010. As of December 31, 2011, there no amounts due from Music One for office space and administrative services provided in 2011 and 2010.

       The office space and administrative support transactions between Radio One and Music One are conducted at cost and all expenses associated with the transactions are passed through at actual costs. Costs associated with office space on behalf of Music One are calculated based on square footage used by Music One, multiplied by Radio One’s actual per square foot lease costs for the appropriate time period. Administrative services are calculated based on the approximate hours provided by each Radio One employee to Music One, multiplied by such employee’s applicable hourly rate and related benefits allocation. Advertising spots are priced at an average unit rate. Based on the cross-promotional nature of the activities provided by Music One and received by the Company, we believe that these methodologies of charging average unit rates or passing through the actual costs incurred are fair and reflect terms no more favorable than terms generally available to a third-party. Since 2005, in no fiscal year has the amount of any particular transaction exceeded $120,000. Disclosure of the transactions was required under Item 404(a) of Regulation S-K in 2006 as the value of the office space transactions were in excess of $60,000. While disclosure of the office space transactions were not required under Item 404(a) beginning in 2007 (with the amendment increasing the threshold for disclosure to $120,000), we opted for continued disclosure given the related party nature of the transactions and the SEC’s previous guidance that such transactions should be disclosed for three years.

PROPOSAL 3 —RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our financial statements for the year ended December 31, 2011 have been audited by Ernst & Young LLP, our independent registered public accounting firm. The board of directors has appointed Ernst & Young LLP as independent registered public accounting firm to audit our financial statements for the year ending December 31, 2012. Although not required by the bylaws or other applicable laws, the board of directors, in accordance with accepted corporate practice, is asking stockholders to ratify the action of the board of directors in appointing the firm of Ernst & Young LLP to be the independent registered public accounting firm of Radio One for the year ending December 31, 2012, and to perform such other services as may be requested.

Whether the selection of Ernst & Young LLP is ratified or not by our stockholders at the annual meeting, the board of directors in its discretion may select and appoint a different independent registered public accounting firm at any time. In all cases, the board of directors will make any determination as to the selection of Radio One’s independent registered public accounting firm in light of the best interests of Radio One and its stockholders.

Representatives of Ernst & Young LLP will be present at the meeting, and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Independent Accountant Fees

The following table shows the fees paid by us for audit and other services provided by Ernst & Young LLP during 2011 and 2010:

	Year EndedDecember 31,
	2011	2010
Audit fees(1)	$1,494,043	$1,315,396
Audit-related fees	-	-
__________

(1)
Consists of professional services rendered in connection with the audit of our financial statements for the most recent fiscal years, reviews of the financial statements included in our quarterly reports on Form 10-Q during the fiscal years ended December 31, 2011 and December 31, 2010, the stand-alone audit of TV One, LLC during the fiscal year ended December 31, 2011, and the issuance of consents for filings with the SEC.

Pre-Approval Policies and Procedures

The audit committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed for Radio One by Ernst & Young LLP. This policy provides for pre-approval by the audit committee of specifically defined audit and non-audit services. The audit committee has delegated to the chairman of the audit committee authority to approve permitted services up to a certain amount provided that the chairman reports any decisions to the audit committee at its next scheduled meeting.

The Board Unanimously Recommends that You Vote “For”
the Ratification of Ernst & Young LLP as the Independent Registered Public Accounting Firm
for the Year Ending December 31, 2012.

 PROPOSAL 4 — APPROVAL OF 2011 COMPENSATION AWARDED TO NAMED EXECUTIVE OFFICERS

        As required by the SEC’s proxy rules, we are seeking an advisory, non-binding stockholder vote with respect to compensation awarded to our named executive officers for 2011.

Our executive compensation program and compensation paid to our named executive officers are described in the “Executive Compensation” section beginning on page 24 of this proxy statement. Our compensation programs are overseen by the compensation committee and reflect our philosophy to pay our executive officers in ways that support the overall objective of our compensation plan which is to attract, motivate, retain and reward top-quality management.  To achieve this, we aim to provide a compensation package that is competitive in the markets and industries in which we compete for talent, that provides rewards for achieving financial, operational and strategic performance goals and aligns executives’ financial interests with those of our shareholders.  We seek to achieve our compensation philosophy through three key compensation elements:

•	base salary;

•	a performance-based annual bonus (that constitutes the short-term incentive element of our program), which may be paid in cash, restricted stock shares or a combination of these; and

•
grants of long-term, equity-based compensation (that constitute the long-term incentive element of our program), such as stock options and/or restricted stock shares, which may be subject to time-based and/or performance-based vesting requirements.

The Committee believes that this three-part approach is consistent with programs adopted by similarly situated companies, allows us to stay competitive in our industry and best serves the interests of our stockholders by linking significant components of executive compensation to company performance.  The Board endorses the Company’s executive compensation program, including potential bonus compensation although none was paid to the named executive officers for the fiscal year ended December 31, 2011,  and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, including potential bonus compensation although none was paid to the named executive officers for the fiscal year ended December 31, 2011, as described in this proxy statement under “Executive Compensation”, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this proxy statement.

Required Vote and Recommendation

       You may vote for or against the following resolution, or you may abstain. Because this vote is advisory, it will not be binding upon our board of directors. However, the compensation committee will consider the outcome of the vote, along with other relevant factors, in evaluating its executive compensation program.

The Board Unanimously Recommends that You Vote “FOR” the Advisory (Non-Binding) Approval of the 2011 Compensation Awarded to Named Executives.

PROPOSAL 5 — DETERMINE FREQUENCY OF STOCKHOLDER ADVISORY VOTE REGARDING COMPENSATION AWARDED TO NAMED EXECUTIVE OFFICERS

As required by the SEC’s proxy rules, we are seeking an advisory, non-binding stockholder vote about how often we should present stockholders with the opportunity to vote on compensation awarded to our named executive officers. You may elect to have the vote held every year, every two years, or every three years, or you may abstain. We recommend that this advisory vote be held once every three years, but stockholders are not voting to approve or disapprove of that recommendation. We believe that a triennial voting frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies, and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and business results. We also believe that a three-year timeframe provides a better opportunity to observe and evaluate the impact of any changes to our executive compensation policies and practices that have occurred since the last advisory vote.

Required Vote and Recommendation

The frequency that receives the highest number of votes cast will be deemed to be the frequency selected by the stockholders. Because this vote is advisory, it will not be binding upon our board of directors. However, the compensation committee will consider the outcome of the stockholder vote, along with other relevant factors, in recommending a voting frequency to our board of directors.

The Board Unanimously Recommends that You Vote for a Frequency of Once Every “3 YEARS” for Future Non-Binding Stockholder Advisory Votes on Compensation Awarded to our Named Executive Officers.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

In order for a stockholder proposal intended to be presented pursuant to Rule 14a-8 under the Exchange Act to be included in the proxy statement for the 2013 annual meeting, we must receive it no later than January 15, 2013, the date that is expected to be approximately 120 days prior to the mailing of the proxy statement for the 2013 annual meeting of stockholders.  To be considered for inclusion in our proxy statement for that meeting, the stockholder proposal must be in compliance with Rule 14a-8 under the Exchange Act. In order for a stockholder proposal outside of Rule 14a-8 to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, the stockholder proposal must be received by Radio One no later than March 10, 2013.  Stockholder proposals must be submitted by written notice delivered to the Assistant Secretary, Radio One, Inc., 1010 Wayne Avenue, Silver Spring, MD 20910.

OTHER BUSINESS

At this time, the board of directors does not know of any business to be brought before the meeting other than the matters described in the notice of annual meeting. However, if a stockholder properly brings any other matters for action, each person named in the accompanying proxy intends to vote the proxy in accordance with his or her judgment on such matters.

By Order of the Board of Directors,

Linda J. Vilardo
Assistant Secretary

RADIO ONE
THE URBAN MEDIA SPECIALIST

UNTIL MAY 21, 2012
RADIO ONE, INC.
5900 PRINCESS GARDEN PARKWAY
7TH FL.
LANHAM, MD 20706
ATTN: LINDA J. VILARDO

AFTER MAY 21, 2012
RADIO ONE, INC.
1010 WAYNE AVENUE
SILVER SPRING, MD 20910
ATTN: LINDA J. VILARDO

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M46554-P26255 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

RADIOONE, INC.

The Board of Directors recommends a vote "FOR" Items 1, 2, 3 and 4.

Vote For Directors

	For All	Withhold All	For All Except
1. Election of Class A Directors	0	0	0

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

NOMINEES:

01) Terry L. Jones — Class A Director
02) Brian W. McNeill — Class A Director

2. Election of Class B Directors

NOMINEES:

03) Catherine L. Hughes — Class B Director
04) Alfred C. Liggins, III — Class B Director
05) D. Geoffrey Armstrong — Class B Director
06) Ronald E. Blaylock — Class B Director
07) Dennis A. Miller — Class B Director

Vote on Proposal

The Board of Directors recommends you vote 3 years on the following proposal:

	1 Year	2 Years	3 Years	Abstain
5. To determine the frequency of future stockholder advisory votes regarding compensation awarded to named executive officers.	0	0	0	0

For address changes and/or comments, please check this box and write them on the back where indicated. 0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M46555-P26255

RADIOONE, INC.
Annual Meeting of Shareholders
June 5, 2012
9:30 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Peter D. Thompson and Linda J. Vilardo, or either of them, as proxies each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of Radio One, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 9:30 AM, EDT on June 5, 2012, at the Double Tree by Hilton Hotel at 8727 Colesville Road, Silver Spring, MD 20910, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side